UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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BOB EVANS FARMS, INC.

(Name of Registrant as Specified In Its Charter)

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3776 S. High St.
Columbus, Ohio 43207

August 1, 2007

Dear Stockholder:

I would like to extend a personal invitation for you to join us at our 2007 annual meeting of stockholders. The meeting will be held at 10:00 a.m. Eastern Time on Monday, September 10, 2007, at the Southern Theatre, 21 E. Main St., Columbus, Ohio 43215.

At the meeting, we will be electing three directors, voting on a proposal to amend our Bylaws to elect all of our directors annually, and voting on the selection of Ernst & Young LLP as our independent registered public accounting firm. We will also report on our financial performance during our 2007 fiscal year. You will have the opportunity to meet our directors and executive officers at the meeting.

The notice of annual meeting and proxy statement that follow contain information about the items you are being asked to vote on and the meeting itself, including the different methods you can use to vote your proxy. If you cannot attend the meeting in person, you may watch a live Webcast. Instructions on how to view the Webcast are included in the proxy statement.

Your vote is very important. Please sign, date and return the enclosed proxy card, or take advantage of telephone or Internet voting prior to the meeting. It is important that your shares are represented and voted at the meeting, even if you cannot attend.

We look forward to seeing you at the meeting.

Sincerely,

Steven A. Davis
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 10, 2007
10:00 a.m. Eastern Time
Southern Theatre
21 E. Main St.
Columbus, Ohio 43215

Dear Stockholder:

We invite you to attend the 2007 annual meeting of stockholders of Bob Evans Farms, Inc. The meeting will be held on Monday, September 10, 2007, at 10:00 a.m. Eastern Time at the Southern Theatre, 21 E. Main St., Columbus, Ohio 43215. Doors will open at 9:00 a.m. Juice, coffee and refreshments will be available.

Business for the meeting includes:

(1) Electing three directors;

(2) Voting on a proposal to amend our Bylaws to provide for the annual election of all directors;

(3)	Ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm; and

(4) Transacting other business that may properly come before the meeting.

The proxy statement that follows describes each of these items. We have not received notice of other matters that may be properly presented at the meeting.

The Board of Directors has set July 13, 2007, as the record date for the meeting. This means that only stockholders of record at the close of business on that date are entitled to vote in person or by proxy at the meeting.

Your vote is very important. Please vote as soon as possible even if you plan to attend the meeting. You can vote through the Internet, by phone or by mailing the enclosed proxy card. Please see the proxy statement for more information on how to vote.

By Order of the Board of Directors,

Donald J. Radkoski
Chief Financial Officer, Treasurer and Secretary

Columbus, Ohio
August 1, 2007

i

3776 S. High St.
Columbus, Ohio 43207

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

Our Board of Directors is soliciting your proxy in connection with our 2007 annual meeting of stockholders. This proxy statement summarizes information that you will need in order to vote. We began mailing this proxy statement and the enclosed proxy card on or about August 1, 2007, to our stockholders of record at the close of business on July 13, 2007. We also are sending the Bob Evans Farms, Inc. 2007 Annual Report, which includes financial statements for our fiscal year ended April 27, 2007.

When and where will the annual meeting be held?

The annual meeting will be held on Monday, September 10, 2007, at 10:00 a.m. Eastern Time, at the Southern Theatre, which is located at 21 E. Main St., Columbus, Ohio 43215.

Will the annual meeting be Webcast?

Yes, our annual meeting will be Webcast. You can access the Webcast beginning at 9:30 a.m. Eastern Time, on September 10, 2007, by visiting the “Investors” section of our Web site, www.bobevans.com. An archived copy of the Webcast also will be available on our Website for three months following the meeting.

Who can vote at the annual meeting?

Our Board of Directors has set July 13, 2007, as the record date for the 2007 annual meeting. This means that only stockholders of record at the close of business on that date are entitled to vote at the annual meeting or any adjournment(s) of the annual meeting. At the close of business on July 13, 2007, there were 34,529,099 shares of our common stock, par value $.01 per share, outstanding. Each share of common stock entitles the holder to one vote on each item to be voted upon at the annual meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our Stock Transfer Department, you are considered the “stockholder of record” of those shares. We send our proxy materials directly to all stockholders of record. Alternatively, if your shares are held in a stock brokerage account or by a bank or other stockholder of record, your broker, bank or other stockholder of record is considered the stockholder of record and you are considered the “beneficial owner” of those shares. In this case, the stockholder of record has forwarded these proxy materials to you. As the beneficial owner, you have the right to direct the stockholder of record how to vote your shares by following the voting instructions provided to you by the stockholder of record.

How do I vote?

Whether or not you plan to attend the annual meeting, we urge you to vote in advance by proxy. To vote, you may:

•	log onto www.proxyvote.com;

•	call (800) 690-6903; or

•	complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

The deadline for voting through the Internet or by telephone is 11:59 p.m. Eastern Time, on September 9, 2007. If you vote through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

If you plan to attend the annual meeting and vote in person, ballots will be available. If your shares are held in the name of your broker, bank or other stockholder of record, you must bring an account statement or a letter from the stockholder of record indicating that you were the beneficial owner of the shares on July 13, 2007.

What if my shares are held through the Bob Evans 401(k) plan?

If you participate in our 401(k) plan and have money invested in the Bob Evans common stock fund, you can instruct the trustee of the 401(k) plan how to vote those shares. If you do not instruct the trustee how to vote, then your 401(k) shares will not be voted.

How will my shares be voted?

If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct. If you submit a valid proxy prior to the annual meeting, but do not complete the voting instructions, your shares will be voted:

•	FOR the election of the director nominees listed under “PROPOSAL 1: ELECTION OF DIRECTORS;”

•	FOR the amendments to our Bylaws to provide that all directors will be elected annually, as described under “PROPOSAL 2: APPROVAL OF AMENDMENTS TO BYLAWS TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS;” and

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, as described under “PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

Can other matters be decided at the annual meeting?

On the date this proxy statement was printed, we did not know of any matters to be raised at the annual meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the annual meeting, then the individuals appointed by our Board (i.e., the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

May I revoke or change my vote?

Yes, you may revoke or change your vote in any of the following ways:

•	sending written notice to our Corporate Secretary at 3776 S. High St., Columbus, Ohio 43207, which must be received prior to the annual meeting;

•	submitting a later-dated proxy, which we must receive prior to the annual meeting;

•	casting a new vote through the Internet or by telephone before 11:59 p.m. Eastern Time, on September 9, 2007; or

•	attending the annual meeting and revoking your proxy in person if you are the stockholder of record of your shares.

If your shares are held in the name of your broker, bank or other stockholder of record and you wish to revoke your proxy in person at the meeting, you must bring an account statement or letter from the stockholder of record indicating that you were the beneficial owner of the shares on July 13, 2007. Attending the annual meeting will not, by itself, revoke your proxy.

Can I receive my proxy materials electronically?

If you received your annual meeting materials by mail, we strongly encourage you to conserve natural resources and reduce our printing and processing costs by signing up to receive future proxy materials via e-mail or the Internet.

•	Stockholders of Record: If you vote on the Internet at www.proxyvote.com, simply follow the prompts to indicate that you agree to receive or access stockholder communications electronically in the future.

•	Beneficial Owners: If you hold your stock in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other stockholder of record regarding the availability of this service.

Who pays the cost of proxy solicitation?

We will pay the expenses of soliciting proxies, other than the Internet access and telephone usage charges you may incur if you vote through the Internet. Our employees may solicit proxies by further mailings, by telephone, electronic mail, facsimile or by personal contact, without receiving any additional compensation. We will also pay the standard charges and expenses of brokers, banks and other stockholders of record for forwarding proxy materials to the beneficial owners of our stock.

What are the voting requirements to elect the directors and to approve the other proposals discussed in the proxy statement?

We must have a quorum at the annual meeting in order to vote on the proposals. Under our Bylaws, a quorum is the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a stockholder of record, such as a broker or bank, does not vote on a proposal because it has not received voting instructions from the beneficial owner and does not have discretionary authority to vote on that proposal.

If you are a beneficial owner, your stockholder of record has discretionary authority to vote your shares on the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm, even if it does not receive voting instructions from you. The stockholder of record may not vote on the proposal to amend our Bylaws without instructions from you, in which case a broker non-vote would occur.

At the request of our stockholders, we recently amended our Bylaws to implement majority voting for uncontested director elections. Under this procedure, a majority of the votes cast at the annual meeting with respect to that director’s election must be voted “for” the election of the nominee. Abstentions and broker non-votes will not be counted as votes “for” or “against” the election of the director. For more information on majority voting, see “PROPOSAL NO. 1: ELECTION OF DIRECTORS.”

Under our Bylaws, at least 80% of the outstanding shares of our common stock must be voted “for” the proposal to amend our Bylaws to provide for the annual election of all directors. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Under our Bylaws, the number of votes cast “for” must exceed the number of votes cast “against” the ratification of Ernst & Young LLP as our independent registered public accounting firm. Abstentions and broker non-votes will not be counted as votes “for” or “against” this proposal.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” This procedure reduces our printing costs and postage fees. Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our notice of annual meeting, proxy statement and annual report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings in any way.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials and you wish to receive only a single copy of these documents for your household, please contact our Stock Transfer Department at Bob Evans Farms, Inc., 3776 S. High St., Columbus, Ohio 43207 or (614) 492-4952. If you currently participate in householding and wish to receive a separate copy of our proxy materials, please contact our Stock Transfer Department. Beneficial owners can request information about householding from their banks, brokers or other stockholders of record.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the stockholders known to us to be the beneficial owners of more than 5% of our outstanding common stock as of July 13, 2007.

Name and Address	Amount and Nature
of Beneficial Owner	of Beneficial Ownership(1)	Percent of Class(2)

Ariel Capital Management, LLC	3,008,885(3)	8.7%
200 East Randolph Drive, Suite 2900 Chicago, Illinois 60601

Dimensional Fund Advisors LP	2,651,769(4)	7.7%
12990 Ocean Avenue, 11th Floor Santa Monica, California 90401

Advisory Research, Inc.	2,362,726(5)	6.8%
180 North Stetson Street, Suite 5500 Chicago, Illinois 60601

Barclays Global Investors, NA	2,316,863(6)	6.7%
Barclays Global Fund Advisors 45 Fremont Street San Francisco, California 94105

Capital Research and Management Company	2,200,000(7)	6.4%
333 South Hope Street Los Angeles, California 90071

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to the common stock reflected in the table.

(2)	The percent of class is based upon 34,529,099 shares of common stock outstanding on July 13, 2007.

(3)	Includes 3,008,885 shares as to which Ariel Capital Management, LLC (“Ariel”) has sole investment power and 1,586,844 shares as to which Ariel has sole voting power. Ariel is a registered investment advisor, and its investment advisory clients own all of these common shares. All of the foregoing is based on information contained in an amended Schedule 13G filed with the SEC by Ariel on February 14, 2007.

(4)	Dimensional Fund Advisors LP, formerly known as Dimensional Fund Advisors Inc. (“Dimensional”), furnishes investment advice to four registered investment companies and serves as an investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over shares of our common stock owned by the funds and may be deemed to beneficially own shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds. All of the foregoing is based on information contained in an amended Schedule 13G filed with the SEC by Dimensional on February 9, 2007.

(5)	Information regarding Advisory Research, Inc.’s ownership interest is based on information contained in a Form 13F filed with the SEC by Advisory Research, Inc. on May 16, 2007.

(6)	Barclays Global Investors, NA, a bank, has sole voting power over 1,135,989 shares and sole investment power over 1,420,579 shares. Barclays Global Fund Advisors, an investment adviser, has sole voting and investment power over 896,284 shares. Additionally, the following entities may be deemed to have beneficial ownership of the reported shares: Barclays Global Investors, LTD, 1 Royal Mint Court, London, EC3N 4HH; Barclays Global Investors Japan Trust and Banking Company Limited, Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan; and Barclays Global Investors Japan Limited, Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan. All of the foregoing is based on information contained in a Schedule 13G filed with the SEC by the aforementioned Barclays entities on January 23, 2007.

(7)	Capital Research and Management Company (“Capital”), a registered investment adviser, acts as an investment adviser to various registered investment companies. Through the provision of investment advice, Capital is deemed to be the beneficial owner of the shares held by the investment companies it advises. All of the foregoing is based on information contained in a Schedule 13G filed with the SEC by Capital on February 12, 2007.

The following table summarizes, as of July 13, 2007, the amount of our common stock beneficially owned by each director, each executive officer named in the “Summary Compensation Table,” and by all of our current directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership(1)
			Common Shares Which Can
			Be Acquired Upon
Name of Beneficial	Common Shares		Exercise of Options
Owner or Group	Presently Held		Exercisable Within 60 Days	Total	Percent of Class(2)

Russell W. Bendel(3)	23,793		0	23,793	*
Larry C. Corbin(4)	53,196	(5)	202,683	255,879	*
Steven A. Davis(3)(4)	78,095		6,000	84,095	*
Daniel A. Fronk(4)	25,141	(6)	9,079	34,220	*
Michael J. Gasser(4)	12,234		16,316	28,550	*
Randall L. Hicks(3)	7,496	(7)	0	7,496	*
E.W. (Bill) Ingram III(4)	17,967		16,316	34,283	*
Cheryl L. Krueger(4)	12,887		0	12,887	*
G. Robert Lucas II(4)	14,849	(8)	16,316	31,165	*
Donald J. Radkoski(3)	44,305	(9)	130,840	175,145	*
Bryan G. Stockton(4)	2,500		0	2,500	*
Roger D. Williams(3)	42,792	(10)	115,391	158,183	*

All current executive officers and directors as a group (17 persons)	361,906	(11)	585,470	947,376	2.7%

*	Represents ownership of less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the shares of common stock reflected in the table. All fractional shares have been rounded to the nearest whole share.

(2)	The percent of class is based on 34,529,099 shares of common stock outstanding on July 13, 2007, and includes the number of shares of common stock that the named person has the right to acquire beneficial ownership of upon the exercise of stock options exercisable within 60 days of July 13, 2007.

(3)	Executive officer listed in the summary compensation table.

(4)	Member of our Board of Directors.

(5)	Includes 235 shares of common stock held by Mr. Corbin’s spouse, as to which she has sole voting and investment power. Mr. Corbin also holds one nonvoting preferred share of BEF REIT, Inc., a subsidiary of the company (“BEF REIT”), as to which he has sole investment power. Mr. Corbin’s spouse also holds one nonvoting preferred share of BEF REIT, as to which she has sole investment power.

(6)	Includes 5,133 shares of common stock held in the Josephine A. Fronk Trust over which Mr. Fronk, in his capacity as trustee, has sole voting and investment power.

(7)	Includes six shares of common stock held by Mr. Hicks as custodian for the benefit of his son. Additionally, Mr. Hicks holds one nonvoting preferred share of BEF REIT, as to which he has sole investment power.

(8)	Includes 3,840 shares held in a defined benefit plan rollover account over which Mr. Lucas, in his capacity as trustee of the account, exercises sole voting and investment power.

(9)	Includes 35 shares of common stock held by Mr. Radkoski as custodian for the benefit of his children. Additionally, Mr. Radkoski holds one nonvoting preferred share of BEF REIT, as to which he has sole investment power. Mr. Radkoski also holds two nonvoting preferred shares of BEF REIT as custodian for the benefit of his children.

(10)	Includes 14,465 shares of common stock held in a trust over which Mr. Williams’ spouse, in her capacity as trustee, has sole voting and investment power and 8,101 shares of common stock held jointly by Mr. Williams and his spouse with whom he shares voting and investment power. Additionally, Mr. Williams holds one nonvoting preferred share of BEF REIT, as to which he has sole investment power. Mr. Williams’ spouse also holds one nonvoting preferred share of BEF REIT, as to which she has sole investment power.

(11)	See notes (5) through (10) above. As a group, our current directors and executive officers and their immediate family members who reside with them hold 11 nonvoting preferred shares of BEF REIT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires that our directors and executive officers and any person or entity holding more than 10% of our outstanding common stock report their initial ownership of our common stock, and any subsequent changes in their ownership, to the SEC. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any late reports.

Based on a review of (1) Section 16(a) ownership reports filed on behalf of these individuals for their transactions during fiscal 2007 and (2) documentation received from one or more of these individuals that no annual Form 5 reports were required to be filed for them for fiscal 2007, we believe that all SEC filing requirements were met, except that Mary L. Cusick, Senior Vice President — Marketing and Corporate Communications, did not timely file a Form 4 to report her sale of 2,625 shares of our common stock on April 5, 2007. The sale was subsequently reported on Form 5.

PROPOSAL 1: ELECTION OF DIRECTORS

Size and Structure of the Board of Directors

Our Bylaws state that the number of directors will be determined by the Board, which has set the number at nine. Based on our Bylaws as they currently stand, the directors are divided into three classes with each class consisting of three directors. Each class of directors serves for a three-year term when elected. More information regarding the classification of our Board and the proposal to amend our Bylaws to provide for the annual election of all directors can be found under the heading “PROPOSAL NO. 2: APPROVAL OF AMENDMENTS TO BYLAWS TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS.” We currently have eight directors and one vacant Board seat due to the death of a director during fiscal 2007.

The shares of common stock represented by all valid proxies will be voted as instructed or, if no instructions are given, will be voted for the election of the Board’s nominees. We believe that all of the nominees will be available and able to serve if elected to the Board. However, if a nominee becomes unavailable or unable to serve, the individuals selected by the Board as proxies will have discretion to vote for the remaining nominees, as well as any person nominated as a substitute by the Board.

Voting Standards for Director Elections

At the request of our stockholders, the Board amended our Bylaws and Corporate Governance Principles in November 2006 to provide that, in uncontested elections (i.e., elections where the number of nominees is the same as the number of directors to be elected), directors are elected by a majority of the votes cast. This means that more than 50% of the shares voted at the annual meeting must be cast in favor of the election of that director. Abstentions and broker non-votes will not count as votes cast. In contested elections (i.e., elections where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of nominees equal to the number of vacancies to be filled who receive the most votes will be elected to the Board, regardless of whether they receive a majority of votes cast. For example, in an election with three vacancies and five nominees, the three nominees who receive the most votes would be elected. This year’s election is uncontested, and the majority voting standard will apply.

Our Bylaws provide that before any incumbent director may be nominated for re-election by the Board, he or she must submit an irrevocable resignation, which would become effective if:

•	the director does not receive more than 50% of the votes cast at the annual meeting, and

•	the Board accepts the resignation in accordance with policies and procedures adopted by the Board for such purposes.

If an incumbent director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee and the Board will consider whether to accept the director’s resignation in light of the best interests of our company and our stockholders. When making this decision, the Nominating and Corporate Governance Committee and the Board may consider any factors they determine to be appropriate and relevant, including any stated reasons why stockholders voted against the incumbent director (and any alternatives for addressing those reasons) and whether the loss of the director would:

•	eliminate a financial expert from the Audit Committee;

•	cause the Board to have less than a majority of independent directors;

•	cause us to fail to satisfy NASDAQ listing requirements;

•	result in our default or breach under any loan covenants or other material contracts; or

•	trigger a significant payment by us under an employment contract or other contract.

The Board expects that an unsuccessful incumbent will voluntarily agree not to participate in any meetings of the Nominating and Corporate Governance Committee and the Board regarding his or her resignation. The Board must decide whether to accept or reject the director’s resignation within 90 days after receipt of the certified final stockholder vote for the election of directors. Within four business days following acceptance or rejection of the resignation, we will file a report with the SEC on Form 8-K discussing the Board’s decision and rationale.

Information Regarding Nominees for Re-Election and Incumbent Directors

At the 2007 annual meeting, three Class III directors will be nominated for election. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Michael J. Gasser, E.W. (Bill) Ingram III and Bryan G. Stockton for re-election as Class III directors. If elected, these three directors will each serve for a three-year term. Alternatively, if our stockholders approve the proposal to amend our Bylaws to elect all of our directors every year (as discussed in Proposal No. 2 below), these three directors will serve for a one-year term.

The following table shows the nominees for election to the Board, the directors whose terms in office will continue after the annual meeting, and information about each nominee and continuing director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

NOMINEES — TERMS TO EXPIRE IN 2010 OR 2008 (CLASS III) (1)

Name	Age	Director Since	Principal Occupation for Past Five Years

Michael J. Gasser	56	1997	Chairman of the Board, Chief Executive Officer and President of Greif, Inc., a manufacturer of shipping containers and containerboard, Delaware, Ohio, since 1994.
E.W. (Bill) Ingram III	56	1998	President and Chief Executive Officer of White Castle System, Inc., a quick-service hamburger chain, Columbus, Ohio, since 1972.
Bryan G. Stockton	53	2006	Executive Vice President — International of Mattel, Inc., an international toy company, El Segundo, California, since 2003; Executive Vice President — Business Planning and Development of Mattel, Inc. from 2000 to 2003.

CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2008 (CLASS I)

Name	Age	Director Since	Principal Occupation for Past Five Years

Daniel A. Fronk	71	1981	Retired Senior Executive Vice President and Board Member of The Ohio Company, an investment banking firm, Columbus, Ohio, since 1997.
Cheryl L. Krueger	55	1993	President and Chief Executive Officer of Cheryl & Co., Inc., a manufacturer and retailer of gourmet foods and gifts, Columbus, Ohio, since 1986.
G. Robert Lucas II	63	1986	Trustee of The Jeffrey Trusts, trusts for the descendants of Joseph A. Jeffrey, since 2002; Of Counsel Attorney of Vorys, Sater, Seymour and Pease LLP, Attorneys at Law, Columbus, Ohio, from 2001 to 2002.

CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2009 (CLASS II)

Name	Age	Director Since	Principal Occupation for Past Five Years

Larry C. Corbin	65	1981	Retired Interim Chief Executive Officer and President of Bob Evans Farms, Inc. since 2006; Interim Chief Executive Officer and President from 2005 to 2006; Retired Executive Vice President of Restaurant Operations from 2004 to 2005; Executive Vice President of Restaurant Operations from 1995 to 2004.
Steven A. Davis	49	2006	Chairman of the Board of Bob Evans Farms, Inc. since September 2006; Chief Executive Officer of Bob Evans Farms, Inc. since May 1, 2006; President, Long John Silver’s and A&W All-American Food Restaurants (Yum! Brands), Louisville, Ky., from 2002 to 2006; Senior Vice President and General Manager of Pizza Hut, Inc. (Yum! Brands) from 1993 to 2002.

(1)	These directors will be elected for a three-year term expiring in 2010 unless our stockholders approve the proposal to amend our Bylaws to elect all directors every year (see Proposal No. 2 below). In this case, these directors will be elected for one-year terms continuing until the 2008 annual meeting.

CORPORATE GOVERNANCE

Board Responsibilities

The Board oversees, counsels and directs management in the long-term interests of our company and our stockholders. The primary responsibilities of the Board and its committees include:

•	evaluation, approval and monitoring of our business, strategic and financial objectives, plans and actions;

•	assessment and mitigation of our major risk factors;

•	selection, evaluation and compensation of our executive officers, including our Chief Executive Officer;

•	succession planning; and

•	oversight of the establishment, implementation and maintenance of policies, practices and procedures to ensure that our business is conducted with the highest standards of ethical conduct and in conformity with applicable laws.

The Board has designated Mr. Gasser as its “Lead Independent Director” to coordinate the activities of the other independent directors and to perform other functions that will serve the best interests of our company and our stockholders. The Lead Independent Director’s specific responsibilities are to:

•	provide direction to the Chairman regarding an appropriate schedule for Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with our operations;

•	approve with the Chairman the agenda and schedules for each Board meeting with the understanding that agenda items requested on behalf of the independent directors will be included in the agenda;

•	advise the Chairman as to the quality, quantity and timeliness of the flow of information from management that is necessary or appropriate for the independent directors to perform their duties effectively and responsibly, with the understanding that the independent directors will receive any information requested on their behalf by the Lead Independent Director;

•	call, coordinate, develop the agenda for, and chair meetings of the independent directors;

•	act as principal liaison between the independent directors and the Chief Executive Officer on sensitive issues and, when necessary, ensure the full discussion of those issues at Board meetings;

•	assist the Nominating and Corporate Governance Committee, the Board and management in ensuring compliance with, and implementation of, our Corporate Governance Principles;

•	provide input to the Nominating and Corporate Governance Committee regarding the appointment of the chairs and members of Board committees;

•	serve as Chairman of the Board when the Chairman is not present; and

•	serve as a liaison for consultation and communication with our stockholders when requested by our stockholders.

The independent directors meet in executive sessions, without management and the non-independent directors, at the conclusion of each Board meeting and at other times they deem necessary or appropriate. The Lead Independent Director presides at these sessions.

Director Independence

Our Board follows the rules of The NASDAQ Global Select Market (“NASDAQ”) in determining whether our directors are independent. The NASDAQ rules contain both bright-line, objective tests and a subjective test for determining who is an independent director. The objective tests provide specific situations where a director will not be considered independent. For example, a director is not independent if he or she is employed by us or is a partner in or executive officer of an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

All of our non-employee directors qualify as “independent” under the objective tests, except for Mr. Corbin (who was disqualified due to his recent service as our interim Chief Executive Officer). In evaluating independence under the subjective test, the Board reviewed and discussed all relevant facts and circumstances, including information provided by the directors and management regarding each non-employee director’s business and personal activities as they relate to us. The Board considered transactions between us and entities associated with the independent directors or members of their immediate family. These transactions were reviewed in the context of the NASDAQ objective tests, the special standards established by the SEC for members of audit committees, and the special standards established by the SEC and the Internal Revenue Service for compensation committee members. The Board reviewed the following transactions in its independence determinations:

•	Ms. Krueger serves as President and Chief Executive Officer of Cheryl & Co., a manufacturer and retailer of gourmet foods and gifts, and a subsidiary of 1-800-Flowers. During fiscal 2007, we purchased a limited number of food products from Cheryl & Co. The Nominating and Corporate Governance Committee and the Board determined that the relationship was not material and did not interfere with Ms. Krueger’s independent judgment in carrying out her responsibilities as a director because: (1) at Ms. Krueger’s request, 1-800-Flowers has agreed to exclude the impact of sales of products by Cheryl & Co. to us when calculating her compensation; (2) the payments were for products purchased in the ordinary course of our business; (3) the aggregate cost of the products we purchased was less than 5% of Cheryl & Co’s 2006 gross revenues; and (4) we believe that we purchased the products on terms no less favorable to us than those that could have been reached with another supplier.

We have decided not to purchase products from Cheryl & Co. in the future to avoid any appearance of a conflict of interest.

•	Mr. Fronk is a director and an officer of Dancor, Inc., a small printing and communications company that is owned by his son. Mr. Fronk’s son also owns a majority interest in Invision, a small marketing design company. During fiscal 2007, we purchased business cards from Dancor, Inc. and marketing materials from Invision. The Nominating and Corporate Governance Committee and the Board determined that these relationships were not material and did not interfere with Mr. Fronk’s independent judgment in carrying out his responsibilities as a director because: (1) Mr. Fronk does not receive any compensation for his services to Dancor, Inc., and he does not serve as a director or officer of Invision; (2) the payments were for products purchased in the ordinary course of our business; and (3) the aggregate cost of the products we purchased during fiscal 2007 was small (less than $75,000) and did not exceed 5% of either company’s 2006 gross revenues. We stopped purchasing products from Dancor, Inc. during fiscal 2007 to avoid any appearance of a conflict of interest.

•	Mr. Gasser is the Chairman of the Board, Chief Executive Officer and President of Greif, Inc., a manufacturer of shipping containers and containerboard. During fiscal 2007, we purchased a variety of products from Greif, Inc., as described in more detail under “Transactions with Related Persons.” The Nominating and Corporate Governance Committee and the Board determined that this relationship did not interfere with Mr. Gasser’s independent judgment in carrying out his responsibilities as a director because: (1) the payments were for products purchased in the ordinary course of our business and (2) the aggregate cost of the products purchased was less than 1% of Greif, Inc.’s 2006 gross revenues. We are in the process of switching to different suppliers for these products and expect this process to be completed during the second quarter of our 2008 fiscal year.

Based on this review, the Board determined that Daniel A. Fronk, Michael J. Gasser, E.W. (Bill) Ingram III, Cheryl L. Krueger, G. Robert Lucas II and Bryan G. Stockton all qualify as independent directors.

Board Committees and Charters

The Board appoints the members of its committees and delegates various responsibilities and authority to its committees. The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Board has determined that each member of these committees is an independent director. Each Board committee has a written charter approved by the Board. Copies of each charter are posted on our Web site, www.bobevans.com, in the “Investors” section under “Corporate Governance.” Each committee has the power to engage outside experts, advisers and counsel to assist the committee in its work.

The following table identifies our current committee members and indicates the number of meetings held by each committee during fiscal 2007.

Nominating and
Corporate
		Compensation	Governance
Name	Audit Committee	Committee	Committee

Daniel A. Fronk	✓	Chair	✓
Michael J. Gasser	Chair		✓
E.W. (Bill) Ingram III	✓	✓
Cheryl L. Krueger		✓	Chair
G. Robert Lucas II	✓	✓
Bryan G. Stockton		✓
Number of meetings in fiscal 2007	4	10	7

Audit Committee.  The Audit Committee’s primary responsibilities include:

•	overseeing our accounting and financial reporting processes, audits of our consolidated financial statements and our internal audit function;

•	directly appointing, compensating and overseeing our independent registered public accounting firm;

•	instituting procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	assisting the Board in the oversight of internal control over financial reporting.

The Audit Committee also reviews and preapproves all audit services and permitted nonaudit services provided by our independent registered public accounting firm to us or any of our subsidiaries and ensures that we do not engage our independent registered public accounting firm to perform any services prohibited by law, rule or regulation.

The Board has determined that each member of the Audit Committee is “independent,” including under the special standards established by the SEC for members of audit committees. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheets, income statements and cash flow statements. The Board has also determined that Michael J. Gasser qualifies as an “audit committee financial expert” under SEC rules.

The Audit Committee’s responsibilities and activities are described in detail in the Audit Committee’s charter and under the “Audit Committee Report” contained in this proxy statement.

Compensation Committee.  The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our directors and executive officers and to provide recommendations regarding management succession. The Compensation Committee’s primary responsibilities include:

•	reviewing with management and approving the general compensation policy for our executive officers and directors;

•	reviewing and approving the compensation of our executive officers in light of goals and objectives approved by the Compensation Committee;

•	administering our stock-based compensation plans and approving stock-based awards;

•	evaluating the need for, and provisions of, change in control and employment/severance contracts with our executive officers;

•	reviewing and making recommendations to the Board with respect to incentive compensation plans and stock-based compensation plans in accordance with applicable laws, rules and regulations; and

•	reviewing and making recommendations to the Board and management regarding our organizational structure and succession plans for our executive officers.

The Board has determined that each member of the Compensation Committee is independent, and is also a “non-employee director” under SEC rules and an “outside director” under tax laws and regulations.

For more information on the responsibilities and activities of the Compensation Committee, including its process for determining executive compensation, see the “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” disclosures contained in this proxy statement, as well as the Compensation Committee’s charter.

The Compensation Committee has retained the services of Towers Perrin, a consulting firm, to assist the Compensation Committee with its responsibilities. The consultant reports directly to the Compensation Committee. For more information regarding the role of the compensation consultant, see the “Compensation Discussion and Analysis” contained in this proxy statement.

Nominating and Corporate Governance Committee.  The purpose of the Nominating and Corporate Governance Committee is to identify and recommend to the Board qualified individuals for nomination,

election or appointment as directors. The Nominating and Corporate Governance Committee is also responsible for overseeing and advising the Board on corporate governance matters and practices, including:

•	developing, reviewing and assessing corporate governance guidelines and principles;

•	reviewing and assessing our compliance with SEC and NASDAQ rules and other applicable legal requirements pertaining to corporate governance;

•	reviewing procedures designed to identify and, when appropriate, approving related person transactions; and

•	recommending to the Board changes to committee structure and functions as the committee deems advisable.

The Nominating and Corporate Governance Committee’s charter describes its responsibilities and activities in detail.

In carrying out its responsibilities to identify and evaluate director nominees, the Nominating and Corporate Governance Committee may consider any factors it deems appropriate when considering candidates for the Board, including: judgment; skill; diversity; independence; accountability; strength of character; experience with businesses and organizations of comparable size; experience with a publicly traded company; professional accomplishments; experience and skill relative to other Board members; desirability of the candidate’s membership on the Board and any committees of the Board; demonstrated leadership ability; existing relationships with us and potential conflicts of interest; and the ability to represent our stockholders. Depending on the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating and Corporate Governance Committee. In considering candidates for the Board, the Nominating and Corporate Governance Committee will evaluate the entirety of each candidate’s credentials. However, there are no specific minimum qualifications that must be met by a nominee. Although the Nominating and Corporate Governance Committee has not established any specific minimum qualifications for nominees, it believes that all directors should have the highest character and integrity; a reputation for working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with his or her performance as a director.

The Nominating and Corporate Governance Committee considers candidates recommended by our stockholders and evaluates them using the same criteria as for other candidates. The Nominating and Corporate Governance Committee also uses third party search firms to identify potential director candidates. In fiscal 2007, the Nominating and Corporate Governance Committee used a search firm to help identify candidates to fill the vacancy created when one of our directors retired from the Board in August 2006. The Board elected Mr. Stockton to fill this vacancy in September 2006. Our Chief Executive Officer recommended Mr. Stockton to the search firm and the Nominating and Corporate Governance Committee.

Robert E.H. Rabold served as Chairman of the Board and a Class II director until his death on September 25, 2006. The Nominating and Corporate Governance Committee is actively engaged in a search, using its own contacts as well as a director search firm, to identify director candidates to fill the vacancy created by Mr. Rabold’s death. The Nominating and Corporate Governance Committee is in the process of interviewing a final group of candidates.

A stockholder who wants to recommend a prospective nominee for consideration by the Nominating and Corporate Governance Committee should submit the candidate’s name, address and qualifications to our Vice President and General Counsel at Bob Evans Farms, Inc., 3776 S. High St., Columbus, Ohio 43207.

Board Meetings and Attendance at Annual Meetings of Stockholders

The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held seven meetings during fiscal 2007. Each director is expected to attend each meeting of the Board and the committees on which he or she serves. In fiscal 2007, every director attended at least 75% of the meetings of the Board and the committees on which he or she served held during their appointment.

According to our Corporate Governance Principles, each director is expected to attend each annual meeting of our stockholders. All of our incumbent directors attended our last annual meeting of stockholders held on September 11, 2006, except for Mr. Stockton who joined the Board following the 2006 annual meeting.

Directors Serving on Boards of Other Public Companies

To ensure that directors have sufficient time to devote to Board matters, our Corporate Governance Principles provide that directors and nominees may not serve on the boards of more than three other public companies. Steven A. Davis, a current director of EMBARQ Corp. and Michael J. Gasser, a current director of Greif, Inc., are our only directors who are also directors of another public company.

Resignation/Retirement of Directors

When a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the director must tender a letter of resignation to the Board and the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider whether the director’s new occupation or retirement is consistent with the rationale for originally selecting that individual, the guidelines for Board membership (e.g., independence), and the current needs of the Board. The Nominating and Corporate Governance Committee will recommend action to be taken by the Board regarding the resignation based on the circumstances of retirement, if that is the case, or in the case of a new position, the responsibility, type of position and industry involved.

A director may not stand for re-election to the Board after his or her 70th birthday.

Stockholder Communications with the Board of Directors

The Board believes it is important for stockholders to have a process to communicate with the Board, committees of the Board and individual directors. Any stockholder may contact the Board or any member or committee of the Board, by writing to them at:

Bob Evans Farms, Inc.
c/o Vice President and General Counsel
3776 S. High St.
Columbus, Ohio 43207

E-mails may also be sent to the Audit Committee at audit.comm@bobevans.com.

Stockholders should note that:

•	All questions and concerns regarding accounting, internal accounting controls or auditing matters are promptly forwarded to the Audit Committee for review and investigation.

•	All other communications are initially reviewed by our Vice President and General Counsel and/or the Corporate Secretary. The Lead Independent Director is promptly notified of any such communication that alleges misconduct on the part of top management or raises legal, ethical or compliance concerns about our policies or practices.

•	The Chairman of the Board receives copies of all other Board-related communications on a periodic basis.

Typically, communications unrelated to the duties and responsibilities of the Board are not forwarded to the directors, such as product complaints and inquiries, new product and location suggestions, résumés and other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, junk mail and mass mailings.

Code of Conduct

The Board of Directors has adopted a Code of Conduct that sets forth standards regarding honest and ethical conduct, full and timely disclosure and compliance with law. The Code of Conduct applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer and controller. A copy of the Code of Conduct is available on our Web site, www.bobevans.com, in the “Investors” section under “Corporate Governance.” Amendments to the Code of Conduct or waivers of the Code of Conduct granted to executive officers and directors will also be disclosed on our Web site within five days following the date of the amendment or waiver.

Director Compensation

The fiscal 2007 director compensation program became effective on May 8, 2006, and was amended effective November 10, 2006. All directors who are employed by us receive a monthly cash retainer of $1,200 and all non-employee directors receive a monthly cash retainer of $2,000. The November amendment to the director compensation program provided for an additional monthly cash retainer of $1,250 for the Lead Independent Director and eliminated the $5,750 additional monthly cash retainer previously paid to the Chairman of the Board.

Each non-employee director who is not yet eligible to retire will also receive an annual grant of 2,500 shares of restricted stock that must be held by the director for a period of at least one year. Each non-employee director who is eligible to retire will receive 2,500 shares without any restrictions. The November amendment to the director compensation program clarified the timing of the annual stock retainer awarded to directors by shifting the grant date to the date of our annual meeting of stockholders in September, rather than the annual June meeting of our Compensation Committee.

Non-employee directors are also compensated for each Board and committee meeting they attend. Each non-employee director is paid $1,500 for each Board meeting attended. They are also reimbursed for out-of-pocket expenses for travel to and from Board and committee meetings. The following table outlines the fees paid to the non-employee directors for each committee meeting attended during fiscal 2007:

	Committee Member	Committee Chair
Name of Committee	Fee Per Meeting	Fee Per Meeting

Audit Committee	$1,750	$3,000
Compensation Committee	$1,500	$2,500
Nominating and Corporate Governance Committee(1)	$1,000	$1,500

(1)	Effective June 12, 2007, the meeting fees for the Nominating and Corporate Governance Committee were increased to $1,500 per member and $2,500 for the Committee Chair.

Non-employee directors who undertake special projects and assignments at the request of the Chairman of the Board will be compensated on a per diem rate of $1,000 plus expenses.

We maintain a life insurance policy with a death benefit of $50,000 on behalf of each non-employee director. We also offer group health insurance to our non-employee directors. Messrs. Corbin, Fronk and Lucas and Ms. Krueger have elected to participate in our group health insurance plan on the same terms as our employees (i.e., we pay the employer portion of their health insurance premiums, and these directors pay the employee portion of the health insurance premiums). Upon retirement, participants in our group health insurance plan must pay all health insurance premiums, including the employer portion that we pay prior to retirement. We have agreed to pay Messrs. Fronk and Lucas and Ms. Krueger a lump sum amount upon their retirement from the Board equal to a portion of the anticipated cost of the employer portion of their post-retirement health insurance premiums as determined by an actuary.

The following table sets forth the compensation earned by our non-employee directors during fiscal 2007.

	Fees Earned or		All Other
Name	Paid in Cash(1)	Stock Awards(2)	Compensation		Total

Larry C. Corbin	$30,300	$68,450	$78,000	(3)	$176,750
Daniel E. Evans(4)	12,500	68,450	0		80,950
Daniel A. Fronk	69,500	68,450	750	(5)	138,700
Michael J. Gasser	60,625	68,450	0		129,075
E.W. (Bill) Ingram III	53,500	68,450	0		121,950
Cheryl L. Krueger	60,000	68,450	0		128,450
G. Robert Lucas II	50,500	68,450	0		118,950
Robert E.H. Rabold(6)	62,081	68,450	0		130,531
Bryan G. Stockton	28,833	0	0		28,833

(1)	Represents cash earned in fiscal 2007 for monthly cash retainer fees and Board and committee meeting fees in accordance with the compensation program outlined in the narrative preceding this table.

(2)	Each non-employee director except for Mr. Stockton received an annual restricted stock retainer of 2,500 shares on June 13, 2006. The amount reported reflects the fair market value of the stock on the day the shares were issued. The shares were awarded out of and in accordance with our First Amended and Restated 1998 Stock Option and Incentive Plan (the “1998 Plan”).

(3)	Mr. Corbin served as our interim Chief Executive Officer following the resignation of our former Chief Executive Officer, Stewart K. Owens. The amount included in this column represents consulting fees we paid Mr. Corbin in May and June 2006 to transition responsibilities to Mr. Davis following the start of his employment on May 1, 2006.

(4)	Mr. Evans retired from the Board of Directors on August 24, 2006.

(5)	Mr. Fronk serves on our 401(k) plan committee, and the amount in this column represents the fee paid to Mr. Fronk for attending a 401(k) plan committee meeting during fiscal 2007.

(6)	Mr. Rabold died on September 25, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

What are the objectives of Bob Evans’ executive compensation program?

The overall goal of our executive compensation program is the same as our goal for operating the company — to maximize value for our stockholders over time by aligning the financial interests of our executive officers and our stockholders. We recently adopted the following specific objectives to help us better define and achieve this goal:

•	Focusing our executive officers on increasing value for our stockholders through the achievement of our strategic plan;

•	Allowing us to compete effectively with other restaurant or food products companies and comparably-sized businesses for executive talent; and

•	Recognizing and rewarding individual achievements while supporting our team-based culture.

What is the executive compensation program designed to reward?

Our executive compensation program is designed primarily to reward company, business unit and individual performance. More than half of each executive officer’s potential, total annual compensation is comprised of annual cash incentive compensation and stock-based incentive compensation, which we describe in more detail below. All annual cash incentive compensation and most stock-based incentive compensation is paid based solely upon the achievement of performance goals derived from the key business metrics associated with our five-year strategic plan and our BEST (“Bob Evans Special Touch”) Brand Builders:

•	Win Together as a Team;

•	Consistently Drive Sales Growth;

•	Improve Margins With an Eye on Customer Satisfaction;

•	Be the BEST at Operations Execution; and

•	Increase Returns on Invested Capital.

The goals and the related awards are designed to motivate our executive officers to accomplish strategic business objectives and to perform at the highest level. Our executive compensation program is also designed to attract and retain key executives.

How is executive compensation determined?

Under its Charter, our Compensation Committee has the sole authority to determine all elements of compensation of our executive officers, including the named executives listed in the “Summary Compensation Table.” Additionally, the Compensation Committee is responsible for administering our 2006 Equity and Cash Incentive Plan, and has sole authority to grant stock-based awards to our executive officers under that Plan.

Our Chief Executive Officer, Chief Financial Officer, Vice President and General Counsel, senior members of our Human Resources Department and representatives of Towers Perrin regularly attend Compensation Committee meetings and work with the Compensation Committee chair in establishing meeting agendas. Management also prepares meeting information for each Compensation Committee meeting.

In setting executive compensation, the Compensation Committee holds discussions with our Chief Executive Officer and senior members of our Human Resources Department. Management makes recommendations regarding annual performance goals and targets for the Compensation Committee’s consideration and approval. Our Chief Executive Officer, with the assistance of business unit leaders and our Human Resources Department, provides the Compensation Committee with a performance assessment of all executive officers (other than the Chief Executive Officer) and makes specific recommendations to the Compensation Committee regarding their compensation. The Compensation Committee determines the compensation of our Chief Executive Officer based on: (1) the Compensation Committee’s assessment of his performance, including information from a self-assessment Mr. Davis provides to the Compensation Committee; (2) a comparison of his salary to a peer group of other restaurant companies prepared by a compensation consultant; and (3) input from the independent directors.

What are the elements of Bob Evans’ executive compensation program?

Our executive compensation program consists of the following elements:

•	Annual base salaries;

•	Annual cash incentive compensation;

•	Stock-based incentive compensation under our “performance incentive plan;”

•	Retirement benefits;

•	Severance benefits related to a change in control; and

•	Perquisites and other employee benefits.

We believe that each element of our executive compensation program is essential to meeting the program’s overall objectives. We have not adopted a formula to allocate total compensation among these elements. However, the program’s focus on company, business unit and individual performance results in an emphasis on performance-based incentive compensation.

Why does Bob Evans pay base salaries, annual cash incentive compensation and stock-based incentive compensation and how is the amount of each of these elements determined?

Annual Base Salaries.  Base salaries are primarily used to attract and retain the executives we need to accomplish our business objectives. When determining the base salaries of our executive officers, the Compensation Committee considers the importance of the executive officer’s job function; the executive officer’s scope of responsibility, experience and tenure; the performance of the company and the executive officer’s business unit; the executive officer’s individual performance and potential for future advancement; and the median market salary for similarly positioned executives at other companies in the same line of business (or similarly sized companies for positions that are not tied to the restaurant or food products business). The Compensation Committee has not assigned any specific weighting to these factors, and the relevance of each factor varies from individual to individual.

In June 2006, the Compensation Committee approved fiscal 2007 base salary increases for our named executives (other than Mr. Davis) ranging from 3.5% to 5%. These increases were based on the factors described above and were consistent with the target level salary increase used for all corporate office employees in good standing.

In August 2006, Roger D. Williams was promoted to President — Bob Evans Restaurants. The Compensation Committee approved a new compensation package for Mr. Williams in connection with his promotion, including an increase in his base salary to $467,000 (a $43,190 increase), effective as of the date of his promotion. The Compensation Committee considered data from a variety of published compensation surveys regarding the compensation of executives in similar positions at other restaurant companies and similarly sized companies in other industries. Generally, the Compensation Committee targeted Mr. Williams’ new base salary to be somewhat above median relative to the base salaries of executives in similar positions at other restaurant companies and similarly sized companies due to the need for strong leadership for our Bob Evans Restaurants, as well as Mr. Williams’ experience and tenure.

In determining Mr. Davis’ fiscal 2007 base salary, the Compensation Committee followed the terms of the employment agreement we entered into with Mr. Davis when he joined us at the beginning of fiscal 2007. The employment agreement provides that Mr. Davis will receive an annual base salary of at least $650,000, which the Compensation Committee may increase (but not decrease) at its discretion. The Compensation Committee determined that the base salary and other elements of compensation afforded to Mr. Davis under the employment agreement, which are discussed elsewhere in this Compensation Discussion and Analysis, were appropriate because it was critically important to our future to retain an executive with Mr. Davis’ experience and skill sets. The Compensation Committee considered the compensation paid to our former Chief Executive Officer, as well as data from a variety of published compensation surveys regarding the compensation of chief executive officers at other restaurant companies and similarly sized companies in other industries. Generally, the Compensation Committee targeted Mr. Davis’ initial compensation package to be close to the median relative to the compensation of chief executive officers at other restaurant companies and similarly sized companies.

Shortly before the end of fiscal 2007, the Compensation Committee increased Mr. Davis’ base salary by $60,000 to $710,000. This increase was retroactive to September 26, 2006, which is the date Mr. Davis assumed the responsibilities of Chairman of the Board of Directors following the sudden death of the incumbent Chairman, Robert Rabold. The Compensation Committee determined that this $60,000 increase was appropriate given Mr. Davis’ additional duties and responsibilities as Chairman and the fact that we paid Mr. Rabold $69,000 annually for his service as Chairman.

Annual Cash Incentive Compensation.  Annual cash incentive compensation is an “at risk” bonus designed to induce our executive officers to accomplish a set of goals derived from our strategic plan and the BEST Brand Builders described previously. These goals consist of performance goals tied to objective company and business unit performance measures, as well as individual performance goals.

At the beginning of each fiscal year, the Compensation Committee establishes a set of performance goals and a target cash bonus for each executive officer. Each target cash bonus is set as a percentage of the executive officer’s base salary. Historically, the Compensation Committee has set cash bonus targets based on information provided by a compensation consultant regarding bonus levels for executives at similar companies, the recommendation of the Chief Executive Officer, and each executive officer’s job function and past performance. The amount of the cash bonus ultimately paid depends on the extent to which the performance goals are achieved because we establish minimum, target and maximum performance targets. Our named executives can receive anywhere from zero to 200% of their target cash bonuses (zero for performance below the minimum, 100% for performance at target, and 200% for performance at or above the maximum).

For fiscal 2007, Mr. Davis’ target annual cash bonus was set at 70% of his base salary, as required by his employment agreement. The Compensation Committee set fiscal 2007 target cash bonuses for our other named executives at 37% to 50% of their base salaries based primarily on: (1) our improving performance in late fiscal 2006; (2) the desire to drive continued improvement in our performance by providing an incentive for the named executives to achieve crucial performance metrics; (3) the recommendation of the Chief Executive Officer; and (4) each named executive’s job function and past performance. The Compensation Committee increased Mr. Williams’ target annual cash bonus from 50% to 60% of his base salary effective August 17, 2006, the date of his promotion. The increase was based on the importance of his new position to our success, as well as data from a variety of published compensation surveys regarding the compensation of executives in similar positions at other restaurant companies and similarly sized companies in other industries. The Compensation Committee also established a new set of performance goals for Mr. Williams for the second half of fiscal 2007, which were intended to improve the performance of our Bob Evans Restaurants.

The following table shows the fiscal 2007 target cash bonus, performance goals and goal attainment level, and cash bonus actually paid (in June 2007) for each of our named executives:

	Target Cash	Actual Cash	Performance Goals, Weighting and Goal Attainment Level
Named Executive	Bonus	Bonus Paid	Goal		Weighting	Target	Actual

Steven A. Davis	$470,365	$580,666	1.	EPS (basic)(1)	30%	$1.52	$1.59
Chairman of the			2.	Total operating	20%	$96,977,000	$100,447,000
Board and Chief				income(2)
Executive Officer			3.	Bob Evans Restaurants same-store sales	5%	1.0%	0.1%
			4.	Mimi’s Cafés same-store sales	5%	2.4%	1.6%
			5.	Develop and implement capital allocation plan	10%	Stock repurchase plan Dividend strategy Debt management Stock price improvement	200%
			6	Blended annualized sales for new Bob Evans Restaurants and Mimi’s Cafés	10%	(3)	(3)
			7.	Total food products net pounds sold	10%	(3)	(3)
			8.	Team building	10%	Develop Bob Evans brand Company integration Board leadership	200%

	Target Cash	Actual Cash	Performance Goals, Weighting and Goal Attainment Level
Named Executive	Bonus	Bonus Paid	Goal		Weighting	Target	Actual

Donald J. Radkoski	$172,433	$216,456	1.	EPS (basic)(1)	30%	$1.52	$1.59
Chief Financial			2.	Total operating	20%	$96,977,000	$100,447,000
Officer				income(2)
			3.	Bob Evans Restaurants same-store sales	5%	1.0%	0.1%
			4.	Mimi’s Cafés same-store sales	5%	2.4%	1.6%
			5.	Develop and implement capital allocation plan	10%	Stock repurchase plan Dividend strategy Debt management Stock price improvement	150%
			6.	Blended annualized sales for new Bob Evans Restaurants and Mimi’s Cafés	10%	(3)	(3)
			7.	Develop purchasing organization and annual savings capture	10%	(3)	(3)
			8.	Team building	10%	Company integration Legal function transfer	200%

Roger D. Williams(4)	$258,538	$281,164	1.	EPS (basic)(1)	15%	$1.52	$1.59
President — Bob Evans Restaurants			2.	Bob Evans Restaurants same-store sales	10%	1.0%	0.1%

			Performance goals applied to first half of fiscal 2007
			3.	Food products operating income(2)	35%	$8,162,000	$7,360,000
			4.	Bob Evans food products net pounds sold	15%	(3)	(3)
			5.	Owens food products net pounds sold	5%	(3)	(3)
			6.	Develop purchasing organization and annual savings capture	10%	(3)	(3)
			7.	Team building	10%	N/A	100%

	Target Cash	Actual Cash	Performance Goals, Weighting and Goal Attainment Level
Named Executive	Bonus	Bonus Paid	Goal		Weighting	Target	Actual

			Performance goals applied to second half of fiscal 2007
			8.	Bob Evans Restaurants operating income	35%	(3)	(3)
			9.	Guest loyalty index	10%	78%	78%
			10.	Create/maintain 18-month product innovation pipeline	10%	Development and introduction of new products	150%
			11.	Annualized sales for new Bob Evans Restaurants	10%	(3)	(3)
			12.	Team building	10%	Develop Bob Evans brand	150%

Russell W. Bendel	$131,926	$106,108	1.	EPS (basic)(1)	15%	$1.52	$1.59
President and Chief Executive Officer — Mimi’s Café			2.	Mimi’s Cafés operating income	35%	(3)	(3)
			3.	Mimi’s Cafés same-store sales	10%	2.4%	1.6%
			4.	New building cost reduction	10%	$2,511,000	$2,501,000
			5.	New unit pre-opening expense reduction	10%	(3)	(3)
			6.	Annualized sales for new Mimi’s Cafés	10%	(3)	(3)
			7.	Team building	10%	Systems conversion Company integration Purchasing savings	100%

Randall L. Hicks	$107,123	$121,595	1.	EPS (basic)(1)	15%	$1.52	$1.59
Executive Vice President — Bob Evans Restaurant			2.	Bob Evans Restaurants operating income	35%	(3)	(3)
Operations			3.	Bob Evans Restaurants same-store sales	10%	1.0%	0.1%
			4.	Guest loyalty index	10%	78%	78%
			5.	Management turnover	10%	40%	39%
			6.	Hourly employee turnover	10%	135%	133%
			7.	Annualized sales for new Bob Evans Restaurants	10%	(3)	(3)

(1)	For purposes of fiscal 2007 performance goals, earnings per share excluded the following special items: gains/losses from restaurant asset sales, asset write downs and changes in our gift certificate accrual. The Compensation Committee decided to exclude these items so that the performance measure more accurately reflected our actual results of operations without the impact of special items. The only one of these special items we experienced in fiscal 2007 was gains from restaurant asset sales.

(2)	The target and actual figures for “total operating income” and “food products operating income” do not correlate to our reported results because they exclude certain items that were unrelated to the primary operation of the business, such as gains on sales of restaurant assets.

(3)	We are not disclosing the performance targets and actual performance measures for these goals because they represent confidential financial information that we do not disclose to the public, and we believe that disclosure of this information would cause us competitive harm. We believe that these performance goals were difficult to achieve for the following reasons:

•	Blended annualized sales for Bob Evans Restaurants and Mimi’s Café’s opened during fiscal 2007: The performance target was based on the blended annualized sales targets for Bob Evans Restaurants and Mimi’s Cafés opened during fiscal 2007, which are discussed separately below. The attainment level of this performance goal was 48%. The attainment level was negatively impacted by annualized sales for new Mimi’s Cafés, which is explained below.

•	Annualized sales for Bob Evans Restaurants opened during fiscal 2007: The performance target was based on the opening of 10 stores with average unit volumes comparable to those opened in the preceding 2 fiscal years. We opened 10 stores, 2 of which were opened slightly later in the fiscal year than reflected in the target. The average unit volume of the 10 stores opened was higher than stores opened in the preceding 2 fiscal years. The attainment level for this performance goal was 112%.

•	Annualized sales for Mimi’s Café restaurants opened during fiscal 2007: The performance target reflected the opening of 14 stores with average unit volumes comparable to the average volume of existing stores. We only opened 13 stores, many of which opened much later in the fiscal year than reflected in the target. The attainment level for this performance goal was 16%.

•	Bob Evans Restaurant operating income: We report the consolidated operating income of our restaurant segment and do not break out the operating income of Bob Evans Restaurants and Mimi’s Café. The full-year performance target represented a 14.3% increase over actual Bob Evans Restaurant operating income for the prior fiscal year. The attainment level for this performance goal was 119% for the full fiscal year (200% for the second half of the fiscal year for Mr. Williams).

•	Mimi’s Café operating income: We report the consolidated operating income of our restaurant segment and do not break out the operating income of Bob Evans Restaurants and Mimi’s Café. The performance target represented a 35.4% increase over actual Mimi’s Café operating income for the prior fiscal year. The attainment level for this performance goal was 42%.

•	Mimi’s Café unit pre-opening expense reduction: The performance target represented an approximate 6.8% reduction in average new unit pre-opening costs. The attainment level for this performance goal was 171%.

•	Total food products net pounds sold: We report the percentage change in net pounds of comparable products sold and the consolidated operating income of our food products segment. We do not report total net pounds sold, nor net pounds sold of Bob Evans and Owens brand food products. The full-year performance target represented a 12.6% increase over actual total net pounds sold in the preceding fiscal year. The attainment level for this performance target was 102% for the full fiscal year.

•	Bob Evans food products net pounds sold: The performance target represented a 10% increase over actual Bob Evans net pounds sold in the first half of the prior fiscal year. (The performance target was prorated for the first half of the year due to Mr. Williams’ mid-year promotion.) The attainment level for this performance target was 113%.

•	Owens food products net pounds sold: The performance target represented a 23% increase over actual Owens net pounds sold in the first half of the prior fiscal year. (The performance target was prorated for the first half of the year due to Mr. William’s mid-year promotion.) The attainment level for this performance target was 65%.

•	Develop purchasing organization and annual savings capture: This performance goal included two objectives (1) creating a new purchasing department within our organization to leverage the combined buying power of all of our business units and (2) reducing our annual spending on several key food and non-food purchased items by approximately $1.8 million. A purchasing department was successfully created and our fiscal 2007 annual savings exceeded the $1.8 million target. Therefore, the attainment level for this performance goal was 172% for Mr. Radkoski and 100% for Mr. Williams (who only had this performance goal for the first half of fiscal 2007).

(4)	As explained above, Mr. Williams was promoted from Executive Vice President — Food Products Division to President — Bob Evans Restaurants in August 2006. For the first half of fiscal 2007, Mr. Williams’ performance measures were based on performance goals established by the Compensation Committee at the beginning of fiscal 2007 which related primarily to the performance of the food products division. As a result of Mr. Williams’ promotion, the Compensation Committee established new performance goals for the second half of fiscal 2007 related primarily to the performance of Bob Evans Restaurants. Mr. Williams’ performance goal targets and actual bonus for each period were prorated accordingly.

Stock-Based Incentive Compensation.  The Compensation Committee believes that stock-based incentive compensation is the best means of linking management objectives and stockholders’ interests by focusing our executive officers on creating long-term stockholder value. Historically, our stock-based compensation consisted of stock options. For fiscal 2006, we reconsidered our overall approach to stock-based incentive compensation and adopted a new “performance incentive plan.” The performance incentive plan has two primary goals:

•	to align the financial interests of our executive officers and stockholders to maximize long-term stockholder value; and

•	to retain the key executives we need to drive our long-term business success.

Each fiscal year, the amount of stock-based compensation that our named executives can receive under the performance incentive plan is equal to a percentage of their base salaries determined by the Compensation Committee at the beginning of the fiscal year. Historically, the Compensation Committee has set each executive officer’s target stock-based incentive compensation based on information periodically provided by a compensation consultant regarding stock-based compensation levels of executives at other restaurant and similarly sized companies, the recommendation of the Chief Executive Officer, and each executive’s job function, past performance and future potential.

Under the performance incentive plan, each named executive receives, after the end of the fiscal year, a grant of stock options with a value equal to 25% of his or her target stock-based incentive compensation (calculated using the closing price of our common stock on NASDAQ on the grant date, the Black Scholes valuation model and a discount based on vesting requirements). The Compensation Committee believes that this grant of stock options is an appropriate form of incentive compensation because the value of the stock options is inherently tied to our performance. The stock options are only valuable if the price of our stock increases after the grant date. The options also support our goal of retaining key executives because they become exercisable in installments over a three-year period, beginning on the first anniversary of the grant date.

The remaining 75% of each named executive’s target stock-based incentive compensation consists of performance-based restricted stock (or unrestricted stock if the named executive is eligible to retire, which is explained below). This portion of stock-based incentive compensation is “at risk” because the named executive must meet objective performance goals established by the Compensation Committee at the beginning of the fiscal year in order to receive the stock award. These objective performance goals are tied to company and business unit performance metrics derived from our strategic plan and our BEST Brand Builders. The amount of stock-based compensation granted depends on the extent to which the performance goals are achieved because we establish minimum, target and maximum performance targets. Our named executives can receive anywhere from zero to 150% of the at-risk portion of their target stock-based incentive compensation (zero for performance below the minimum, 100% for performance at target, and 150% for performance at or above the maximum).

We use stock awards (restricted or unrestricted) to satisfy the majority of our stock-based incentive compensation awards due, in part, to the changes in accounting rules requiring the expensing of stock options. Stock awards also align management and stockholder interests because the value of the stock granted will fluctuate based on our stock’s market price.

We believe granting restricted stock awards (if performance goals are achieved) to executive officers who are not eligible to retire supports our goal of retaining key executives because the restricted stock vests over a three-year period beginning on the first anniversary of the grant date. If an executive officer’s employment with us terminates before the restricted stock vests, he or she will forfeit the award. (There are some exceptions in the 2006 Equity and Cash Incentive Plan where the stock will still be awarded if the termination of employment is due to death, disability or retirement.)

Beginning with fiscal 2007 performance incentive plan awards, we decided to grant stock (instead of restricted stock) to participants in the performance incentive plan who are eligible to retire if performance goals are achieved. We made this decision based on a concern that these participants may have to pay taxes on their restricted stock awards at the time of grant, even though they would not actually receive the stock until it vested or the participants retired. Due to this tax concern, we decided that it was appropriate to grant stock (without any restrictions or vesting requirements) to these participants in case they need to sell some of the stock to pay the taxes associated with the grant.

For fiscal 2007, Mr. Davis’ target stock-based incentive compensation was set at 250% of his base salary, as required by his employment agreement. In order to ensure that Mr. Davis’ interests were immediately aligned with those of our stockholders, we granted Mr. Davis an incentive stock option to purchase 10,956 common shares, a nonqualified stock option to purchase 7,044 common shares, 10,957 common shares and 25,771 shares of restricted stock (which vest over a three-year period). These stock awards were intended to compensate Mr. Davis for the loss of stock-based compensation he had with his prior employer.

The Compensation Committee set fiscal 2007 target stock-based incentive compensation for our other named executives at 75% to 105% of their base salaries based primarily on: (1) our improving performance in late fiscal 2006; (2) the desire to drive continued improvement in our performance by providing an incentive for the named executives to achieve crucial performance metrics; (3) the recommendation of the Chief Executive Officer; and (4) each named executive’s job function and past performance. In connection with Mr. Williams’ promotion, the Compensation Committee established a new set of performance goals related to his new position for the second half of fiscal 2007.

The following table shows the fiscal 2007 value of each named executive’s target stock-based compensation, related performance goals and goal attainment level:

		Actual
	Target	Stock-Based
	Stock-Based	Incentive
	Incentive	Compensation	Performance Goals, Weighting and Attainment Level
Named Executive	Compensation	Awarded	Goal	Weighting	Target	Actual

Steven A. Davis	$1,679,876	$1,825,081	EPS (basic)(1)	100%	$1.52	$1.59
Chairman of the Board and Chief Executive Officer

Donald J. Radkoski	362,110	393,410	EPS (basic)(1)	100%	1.52	1.59
Chief Financial Officer

Roger D. Williams(2)	475,873	538,471	EPS (basic)(1)	25%	1.52	1.59
President — Bob Evans Restaurants			Food products operating income(3)	75%	8,162,000	7,360,000
			Bob Evans Restaurants operating income	75%	(4)	(4)

Russell W. Bendel	267,419	229,875	EPS (basic)(1)	25%	1.52	1.59
President and Chief Executive Officer — Mimi’s Café			Mimi’s Café operating income	75%	(4)	(4)

Randall L. Hicks	200,855	215,731	EPS (basic)(1)	25%	1.52	1.59
Executive Vice President Bob Evans Restaurant — Operations			Bob Evans Restaurants operating income	75%	(4)	(4)

(1)	For purposes of fiscal 2007 performance goals, earnings per share excluded the following special items: gains/losses from restaurant asset sales, asset write downs and changes in our gift certificate accrual. The Compensation Committee decided to exclude these items so that the performance measure more accurately reflected our actual results of operations without the impact of special items. The only one of these special items we experienced in fiscal 2007 was gains from restaurant asset sales.

(2)	As explained above, Mr. Williams was promoted from Executive Vice President — Food Products Division to President — Bob Evans Restaurants in August 2006. For the first half of fiscal 2007, Mr. Williams’ business unit goal under the performance incentive plan was tied to the performance of the food products division. As a result of Mr. Williams’ promotion, the Compensation Committee established a new performance goal for the second half of fiscal 2007 related to the performance of Bob Evans Restaurants. Mr. Williams’ performance goal targets for each period were prorated accordingly.

(3)	The target and actual figures for “food products operating income” do not correlate to our reported results because they exclude certain items that were unrelated to the primary operation of the business.

(4)	We are not disclosing the performance targets and actual performance measures for these goals because they represent confidential financial information that we do not disclose to the public, and we believe that disclosure of this information would cause us competitive harm. We report the consolidated operating income of our restaurant segment and do not break out the operating income of Bob Evans Restaurants and Mimi’s Café. We believe that each of these performance goals were difficult to achieve for the following reasons:

•	Bob Evans Restaurant operating income: The full-year performance target reflected a 14.3% increase over actual Bob Evans Restaurant operating income for the prior fiscal year. The attainment level for this performance goal was 119% for the full fiscal year (200% for the second half of the fiscal year for Mr. Williams).

•	Mimi’s Café operating income: The performance target reflected a 35.4% increase over actual Mimi’s Café operating income for the prior fiscal year. The attainment level for this performance goal was 42%.

What retirement benefits does Bob Evans provide to its executives?

Our Compensation Committee and management strongly believe that it is important to provide post-retirement benefits to employees who reach retirement age. Our retirement benefits consist of the following components:

401(k) Plan.  We maintain a 401(k) tax-qualified retirement savings plan. All of our employees who are age 19 or older are eligible to participate in the 401(k) plan shortly after they complete 1,000 hours of service. Our executive officers participate in the 401(k) plan on the same basis as our other employees.

We currently match employee contributions $.50 on the dollar for the first 6% of compensation contributed. We have discretion to change the rate of our matching contributions at any time. Employee contributions to the 401(k) plan vest immediately, while our matching contributions vest in increments based on years of service (with participants being 100% vested after six years of service).

The IRS places limits on amounts that “highly compensated employees,” like our executive officers, may contribute to 401(k) plans. These limits generally mean that our employees who made $100,000 or more in calendar 2006 cannot contribute more than 4% of their compensation or $9,000, whichever is less, to the 401(k) plan in calendar 2007. Also, because of these limits, our matching contributions to the 401(k) plan accounts of highly compensated employees in calendar 2007 may not be larger than $4,500. Our matching contributions to the 401(k) accounts of our named executives are included in the “All Other Compensation Column” of the Summary Compensation Table.

Employees can elect to receive their 401(k) plan account balances in a lump-sum or in installments spread over 10 years or less. Employees will receive a distribution upon normal retirement (age 62), early retirement (age 55 with six years of service), death, disability or termination of employment. They can also receive distributions while they are still employed if they suffer a financial hardship or reach age 62.

Executive Deferral Plan.  We maintain an executive deferral plan, which is a nonqualified deferred compensation plan intended to supplement our 401(k) plan. Our deferral plan allows certain management and highly compensated employees to defer a portion of their base salaries and up to 100% of their cash bonuses into the plan before most taxes are withheld. We believe the deferral plan promotes personal savings. The primary benefit to participants of this plan is that most taxes are deferred until the money is distributed from the plan, so savings accumulate on a pre-tax basis. We believe our deferral plan benefits our stockholders by promoting employee retention. We also believe we need to offer this type of plan to compete effectively for executive talent because many other companies offer this type of plan. For a more detailed description of the deferral plan and information regarding contributions to the deferral plan, please refer to the “Nonqualified Deferred Compensation” table and accompanying narrative.

Supplemental Executive Retirement Plan.  We maintain a supplemental executive retirement plan or “SERP” for certain management and highly compensated employees, including our executive officers. The SERP is a nonqualified defined contribution plan designed to supplement the retirement benefits of its participants. The SERP is designed to pay a participant who retires at age 62 after at least 20 years of service with an annual target benefit equal to 55% of his or her final average earnings when combined with our contributions to the participant’s 401(k) plan account and 50% of the participant’s Social Security benefit. We believe the SERP is a powerful employee retention tool because, in general, participants will forfeit a significant element of their compensation that they have accrued over their careers with Bob Evans if their employment with us ends prior to their retirement. For a more detailed description of the SERP and information regarding contributions to the deferral plan, please refer to the “Nonqualified Deferred Compensation” table and accompanying narrative.

Does Bob Evans provide any of its executive officers with severance or change in control benefits?

Yes. We have entered into an employment agreement with Mr. Davis that provides certain severance benefits. We have also entered into agreements with each of our officers that provide benefits under certain circumstances following a change in control. The employment agreement and the change in control agreements are described in detail under “Employment Agreement” and “Change in Control Arrangements.” The change in control agreements are designed to retain key executives during the period a transaction involving a change in control is being negotiated or during a period in which a hostile takeover is being attempted.

Does Bob Evans provide its executives with perquisites?

We provide a limited number of perquisites to our executive officers. The perquisites provided to our named executives in fiscal 2007 are included in the “Summary Compensation Table.”

All of our officers, including the named executives, are provided with a monthly car allowance or a company car. The Compensation Committee approves the car policy at the beginning of each fiscal year. We think this benefit is appropriate because we expect our officers to spend time in the field visiting our restaurants or food products plants and retailers.

We also provide relocation packages to certain management level employees when we hire them. We incurred costs of $63,055 for relocation expenses and temporary housing in connection with Mr. Davis’ relocation to Ohio. As part of his employment agreement, we also paid Mr. Davis $50,000 for unitemized miscellaneous moving, relocation and housing expenses, and $6,599 for legal expenses related to the negotiation of his employment agreement. We also purchased Mr. Davis’ former residence in Kentucky and sustained $231,862 in losses on its subsequent sale (which includes realtors’ fees of $61,850 and other closing costs). Further, we paid $27,834 in closing costs for Mr. Davis’ new residence in Ohio. All of these costs are included in the “All Other Compensation” column of the “Summary Compensation Table.”

We generally do not allow our employees personal use of our company airplane. However, we allow family members to accompany employees on business trips using the company airplane if room is available. Generally, we do not incur any additional costs for allowing family members to accompany employees on business trips. Also, the Board allowed Mr. Davis to use the airplane to travel periodically between our headquarters in Ohio and his residence in Kentucky during his relocation. The Compensation Committee decided to compensate or “gross-up” Mr. Davis for the taxes he had to pay for his personal use of the company airplane because the flights were tied to his job relocation. The costs we incurred for these personal flights and the tax gross-up are included in the “All Other Compensation” column of the “Summary Compensation Table.”

What other benefits does Bob Evans provide to its executives?

All of our executive officers are eligible to participate in our employee benefit programs, including health and dental insurance plans, on the same terms as other employees.

Does Bob Evans have a policy for granting equity awards?

Historically, we have granted stock options and restricted stock to our officers and directors at a fixed time every year — the date of the regularly scheduled Board and Compensation Committee meetings in June. We schedule the June meeting to occur after we release our fiscal year-end financials and time has been given for the public to absorb this information.

In fiscal 2008, we will change the timing of equity grants to directors. The Board has determined that it is more appropriate to issue these awards on the date directors are elected at our annual meeting of stockholders in September. The annual meeting of stockholders is also scheduled to occur after the release of our year-end and first quarter financials.

We do not “backdate” equity awards. We have never repriced stock options, and our new 2006 Equity and Cash Incentive Plan prohibits repricing without stockholder approval.

In most cases, the exercise price of stock options is the same as the closing price of our stock on NASDAQ on the grant date. However, our 1992 Nonqualified Stock Option Plan, which was approved by our stockholders, provided for a discounted exercise price. As a result, the stock options granted under the 1992 Plan have an exercise price equal to 50% of the fair market value of our stock on the grant date. We are assessing how best to amend the outstanding options granted under the 1992 Plan to comply with Section 409A of the Internal Revenue Code. Also, we stopped granting options under the 1992 Plan in April 2002, and the 1992 Plan was terminated last year (as to future awards).

We recently put our equity granting practices in writing and adopted a formal “Equity Award Granting Policy.” Among other things, the policy:

•	states that the exercise price of all equity awards will be the closing price of our stock on the grant date;

•	provides that equity awards cannot be granted when we are in possession of material, non-public information;

•	states that the Compensation Committee or the full Board must approve all equity awards at a meeting (not by written consent); and

•	sets forth specific procedures for issuing and documenting equity awards.

Does the Compensation Committee use a compensation consultant?

Yes. The Compensation Committee has engaged Towers Perrin to provide compensation consulting services. The role of the compensation consultant is to make sure the Compensation Committee has the objective information and expertise necessary to make informed decisions that are in the best long-term interests of our business and stockholders. The compensation consultant also keeps the Compensation Committee informed as to compensation trends and developments affecting public companies in general and our industry in particular.

The Compensation Committee has worked with Towers Perrin since the end of 2004 for assistance with specific projects, including the periodic benchmarking of executive officer and director compensation and the design of the performance incentive plan. During fiscal 2007, the Compensation Committee decided to take further advantage of the services offered by Towers Perrin. Since February 2007, Towers Perrin has worked with the Compensation Committee and management on a number of projects, including:

•	refining our compensation philosophy and objectives;

•	reviewing and analyzing our officer compensation program;

•	developing methods for aligning officer compensation with our refined compensation philosophy;

•	benchmarking officer compensation against a newly-developed peer group and restaurant industry data from a published compensation survey (i.e., the Chain Restaurant Compensation Association); and

•	keeping the Compensation Committee informed of recent trends and developments in officer and director compensation.

Management may not engage Towers Perrin for any services without the prior approval of the Chair of the Compensation Committee.

Does Bob Evans have stock ownership requirements?

Yes. We have maintained stock ownership guidelines for our directors and named executives since 2005. We believe the guidelines further align the motivations and interests of our directors and officers with the interests of our stockholders. The guidelines ensure that the individuals responsible for our stewardship and growth have a significant personal stake in our performance and progress.

In May 2007, the Compensation Committee revised the amount of stock required to be held under our guidelines and expanded their application to all of our officers. In many cases, the Compensation Committee significantly increased the amount of stock required to be held. The ownership guidelines vary based on the individual’s pay and position. The following table shows our current stock ownership guidelines:

Position	Number of Shares

Chief Executive Officer	100,000
President — Bob Evans Restaurants	40,000
Chief Financial Officer	40,000
Chief Executive Officer — Mimi’s Café	30,000
Executive Vice President	20,000
Senior Vice President	5,000
Vice President	2,500
Board of Directors	12,500

We count shares beneficially owned, as well as unvested restricted stock and phantom stock/share equivalent units held beneficially through our 401(k) plan and dividend reinvestment plan toward these requirements. We do not count unexercised options toward the ownership requirements.

Each of our officers and directors is expected to meet 50% of the applicable requirement within three years and 100% of the requirement within five years from the later of (1) the implementation of the revised guidelines; (2) their election as an officer or director; or (3) their promotion to a position with a higher ownership requirement. The number of shares owned by our directors and named executives as of July 13, 2007, are shown in the “Stock Ownership of Certain Beneficial Owners and Management” table.

What is the potential impact of executive misconduct on compensation?

If the Board were to determine that an executive officer harmed us through fraud or intentional misconduct, the Board would take action to remedy the misconduct, prevent its occurrence in the future and impose appropriate discipline, which might include termination of employment or suing the executive officer for breach of fiduciary duty. Our 2006 Equity and Cash Incentive Plan provides that all outstanding awards under the Plan will be forfeited if an employee’s service is terminated for cause. Additionally, if our Chief Executive Officer or Chief Financial Officer were to engage in misconduct that resulted in a financial restatement for material non-compliance with securities laws, they would be required by law to reimburse us for bonuses, other incentive compensation and profits from sales of our stock.

How has Bob Evans responded to IRS limits on the deductibility of compensation?

Generally, Section 162(m) of the Internal Revenue Code prohibits us from claiming a deduction on our federal income taxes for compensation in excess of $1,000,000 per taxable year paid to our Chief Executive Officer and the four other most highly compensated executive officers who are employed at the end of the fiscal year. There is an exception to this rule for compensation that qualifies as “performance-based,” which means that the compensation is only paid if the executive officer’s performance meets pre-established objective goals based on performance criteria approved by our stockholders. We do not have a policy requiring all compensation to be deductible under Section 162(m) because the Compensation Committee believes there may be circumstances under which it is appropriate to forgo deductibility. However, we designed the annual cash incentive and stock-based incentive components of our executive compensation program to qualify as performance-based compensation by setting goals that are based on the performance criteria approved by our stockholders as part of our 2006 Equity and Cash Incentive Plan (with limited exceptions for some individual performance goals).

What significant actions has the Compensation Committee taken since the end of fiscal 2007?

Since the end of fiscal 2007, our Compensation Committee has reviewed the performance of the company and our officers for fiscal 2007, including the extent to which the performance goals set at the beginning of the fiscal year were met. Based on this review, the Compensation Committee approved the annual cash bonuses and long-term incentive awards outlined in the tables above.

Our Compensation Committee also established fiscal 2008: (1) base salaries; (2) annual cash bonus targets and related performance goals; and (3) target stock-based compensation and related performance goals under the performance incentive plan for our executive officers.

The table below sets forth the fiscal 2008 annual base salary for our named executives:

Name and Title	Base Salary Increase	Fiscal 2008 Base Salary

Steven A. Davis	3.75%	$736,625
Chairman of the Board and Chief Executive Officer
Donald J. Radkoski	4.00%	$358,662
Chief Financial Officer
Roger D. Williams	3.75%	$484,513
President — Bob Evans Restaurants
Russell W. Bendel	3.50%	$369,037
President and Chief Executive Officer — Mimi’s Café
Randall L. Hicks	4.00%	$278,519
Executive Vice President — Bob Evans Restaurant Operations

The table below sets forth the fiscal 2008 target annual cash bonus and associated performance goals established by the Compensation Committee for each named executive:

	Target	Performance Goals
Name and Title	Cash Bonus	Goal	Weighting

Steven A. Davis	$552,469	1. EPS (basic)	25%
Chairman of the Board and		2. Company operating income	25%
Chief Executive Officer		3. Accomplishment of cost savings initiatives	10%
		4. Return on average stockholders equity	10%
		5. Same-store sales (Bob Evans Restaurants and Mimi’s Cafés)	25%
		6. Total food products net pounds sold (excluding intercompany sales)	5%

Donald J. Radkoski	$215,197	1. EPS (basic)	30%
Chief Financial Officer		2. Company operating income	20%
		3. Accomplishment of cost savings initiatives	20%
		4. Same-store sales (Bob Evans Restaurants and Mimi’s Cafés)	10%
		5. Return on average stockholders’ equity	5%
		6. Total food products net pounds sold (excluding intercompany sales)	5%
		7. Strategic plan initiatives	10%

Roger D. Williams	$314,933	1. Bob Evans Restaurants operating income	50%
President — Bob Evans Restaurants		2. Bob Evans Restaurants same-store sales	15%
		3. Bob Evans Restaurants brand loyalty index	5%
		4. Bob Evans Restaurants margin improvements	10%
		5. Bob Evans Restaurants new unit sales	5%
		6. Bob Evans Restaurants management turnover rate	5%
		7. Bob Evans Restaurants hourly employee turnover rate	5%
		8. Strategic plan initiatives	5%

	Target	Performance Goals
Name and Title	Cash Bonus	Goal	Weighting

Russell W. Bendel	$202,970	1. Mimi’s Café operating income	50%
President and Chief Executive		2. Mimi’s Café same-store sales	10%
Officer — Mimi’s Café		3. Mimi’s Café margin improvement	10%
		4. Mimi’s Café new unit site approvals/pipeline of unit openings for fiscal 2009	10%
		5. Mimi’s Café new unit sales	10%
		6. Mimi’s Café average new unit pre-opening expenses	5%
		7. Strategic plan initiatives	5%

Randall L. Hicks	$125,333	1. Bob Evans Restaurants operating income	50%
Executive Vice President —		2. Bob Evans Restaurants same-store sales	10%
Bob Evans Restaurant Operations		3. Bob Evans Restaurants brand loyalty index	5%
		4. Bob Evans Restaurants margin improvements	10%
		5. Bob Evans Restaurants new unit sales	5%
		6. Bob Evans Restaurants management turnover rate	5%
		7. Bob Evans Restaurants hourly employee turnover rate	5%
		8. Strategic plan initiatives	10%

The table below sets forth the cash value of the target stock-based incentive compensation and performance goals established by the Compensation Committee for each named executive under the performance incentive plan for fiscal 2008:

	Target
	Incentive	Performance Goals
Name and Title	Compensation	Goal	Weighting

Steven A. Davis	$1,841,563	EPS (basic)	100%
Chairman of the Board and Chief Executive Officer

Donald J. Radkoski	$376,595	EPS (basic)	100%
Chief Financial Officer

Roger D. Williams	$508,738	Bob Evans Restaurants operating profit	75%
President — Bob Evans Restaurants		EPS (basic)	25%

Russell W. Bendel	$276,778	Mimi’s Café operating profit	75%
President and Chief Executive Officer — Mimi’s Café		EPS (basic)	25%

Randall L. Hicks	$208,889	Bob Evans Restaurants operating profit	75%
Executive Vice President — Bob Evans Restaurant Operations		EPS (basic)	25%

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended April 27, 2007.

Submitted by the Compensation Committee:
Daniel A. Fronk (Chair), E.W. (Bill) Ingram III,
Cheryl L. Krueger, G. Robert Lucas II and
Bryan G. Stockton

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists the fiscal 2007 annual compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)	Total

Steven A. Davis	2007	$686,350	$535,206	$39,489	$580,666	$543,820	$2,385,531
Chairman of the Board and Chief Executive Officer

Donald J. Radkoski	2007	344,867	142,769	238,790	216,456	34,438	977,320
Chief Financial Officer

Roger D. Williams	2007	453,212	527,120	302,444	281,164	213,613	1,777,553
President — Bob Evans Restaurants

Russell W. Bendel	2007	356,558	185,344	39,972	106,108	180,091	868,073
President — Mimi’s Café

Randall L. Hicks	2007	267,807	61,276	58,024	121,595	82,540	591,242
Executive Vice President — Bob Evans Restaurant Operations

(1)	Each of the named executives deferred a portion of his salary to our executive deferral program, which is included in the “Nonqualified Deferred Compensation” table that follows. Each of the named executives also contributed a portion of his salary to our 401(k) plan. This column includes cash directors’ fees of $14,400 received by Mr. Davis in fiscal 2007.

(2)	The amounts shown in this column represent the dollar amount we recognized for financial statement reporting purposes in fiscal 2007 for the fair value of stock awards and restricted stock awards granted to the named executives in fiscal 2007 and prior years, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R). These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. We fully expensed the fair value of the award granted to Mr. Williams in fiscal 2007 because he is eligible to retire. We also fully expensed the fair value ($300,003) of the 10,957 shares of common stock we granted to Mr. Davis on June 13, 2006, pursuant to his employment agreement. The amounts in this column reflect our accounting expense for stock awards, and do not correspond to the actual value that will be recognized by the named executives. For further information, refer to Note D of our financial statements in the Form 10-K for the year ended April 27, 2007, as filed with the SEC. See the “Grants of Plan-Based Awards” table for information on awards made in fiscal 2007.

(3)	The amounts shown in this column represent the dollar amount we recognized for financial statement reporting purposes in fiscal 2007 for the fair value of stock options granted to the named executives in fiscal 2007 and prior, in accordance with SFAS No. 123(R). These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. We fully expensed the fair value of the awards granted to Mr. Williams in fiscal 2007 because he is eligible to retire. The amounts in this column reflect our accounting expense for option awards, and do not correspond to the actual value that will be recognized by the named executives. For additional information on the valuation assumptions with respect to stock option grants, refer to Note D of our financial statements in the Form 10-K for the year ended April 27, 2007, as filed with the SEC. See the “Grants of Plan-Based Awards in 2007” table for information on options granted.

(4)	The amounts in this column represent the annual cash bonus earned by each of the named executives in fiscal 2007 based on the achievement of performance goals established by the Compensation Committee at the beginning of the fiscal year. The bonuses were paid in June 2007, and each of the named executives, except Mr. Davis, deferred a portion of his cash bonus to our executive deferral plan. (Mr. Davis was not yet eligible to defer his bonus into the executive deferral plan.) The amounts deferred will be included in the “Nonqualified Deferred Compensation Table” for fiscal 2008.

(5)	See the “All Other Compensation Table” below for additional information.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the “Summary Compensation Table” above.

		Tax	Personal Use of
	Contributions to	Reimbursement	Automobile and/or
Name of Executive	Employee Plans(1)	Payments(2)	Auto Allowance(3)	Other(4)	Total

Steven A. Davis	$46,730	$3,429	$21,300	$472,361	$543,820
Donald J. Radkoski	15,614	0	18,824	0	34,438
Roger D. Williams	208,480	1,691	3,442	0	213,613
Russell W. Bendel	169,443	0	10,648	0	180,091
Randall L. Hicks	70,422	3,872	8,246	0	82,540

(1)	The amounts in this column include our contributions to the accounts of each of the named executives under our 401(k) plan, our executive deferral plan and our supplemental executive retirement plan (SERP). In fiscal 2007, we made a $4,400 matching contribution to the 401(k) plan account of each of the named executives except Mr. Davis, who was not eligible for a matching contribution. Our fiscal 2007 matching contributions to the executive deferral plan were $11,214; $14,632; $11,322 and $6,416 for Messrs. Radkoski, Williams, Bendel and Hicks, respectively. In fiscal 2007, we made a discretionary contribution of $46,730 to Mr. Davis’ account under the executive deferral plan to help offset the cost of post-retirement health insurance, as explained under “Nonqualified Deferred Compensation” below. Our fiscal 2007 contributions to the SERP were $189,448; $153,721 and $59,606 for Messrs. Williams, Bendel and Hicks, respectively.

(2)	The amounts in this column represent reimbursement for the payment of taxes (i.e. “gross-ups”) with respect to the personal use of the corporate airplane by Mr. Davis and the personal use of corporate automobiles by Messrs. Williams and Hicks.

(3)	The amounts in this column represent cash car allowances paid to Messrs. Davis, Radkoski and Bendel during fiscal 2007, and the incremental cost we incurred in fiscal 2007 for personal use of corporate automobiles by Messrs. Williams and Hicks.

(4)	This column includes the following expense reimbursements and perquisites, valued at the incremental cost to the company, provided to Mr. Davis: $231,862 in losses we sustained on the sale of his former residence (which includes realtors’ fees of $61,850 and other closing costs); $93,011 for personal use of the corporate airplane; $63,055 for relocation expenses and temporary housing; $50,000 cash award pursuant to his employment agreement for unitemized miscellaneous moving, relocation and housing expenses; $27,834 for the closing costs of his new residence; and $6,599 for legal expenses. The calculation of incremental cost for the personal use of the corporate airplane includes the variable costs incurred as a result of personal flight activity: a portion of ongoing maintenance and repairs, aircraft fuel, landing fees and any travel expenses for the flight crew. It excludes non-variable costs, such as exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there was any personal use of the airplane.

Grants of Plan-Based Awards

The following table presents information on stock awards granted to each of the named executives during fiscal 2007.

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise	Fair
		Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	or Base	Value of
		Under Non-Equity			Under Equity			Shares of	Securities	Price of	Stock and
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Stock or	Underlying)	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options(4)	Awards(5)	Awards(6)
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)

Steven A. Davis		$0	$470,365	$940,730
					$419,969	$1,679,876	$2,309,830
	6/13/2006							10,957			$300,003
	6/13/2006							25,771			705,610
	6/13/2006								18,000	$27.38	136,100

Donald J. Radkoski		0	172,433	344,866
					90,528	362,110	497,901
	6/13/2006							15,643			428,305
	6/13/2006								10,084	$27.38	76,246

Roger D. Williams		0	258,538	517,076
					118,968	475,873	654,326
	6/13/2006							19,252			527,120
	6/13/2006								11,964	$27.38	90,461

Russell W. Bendel		0	131,926	263,852
					66,855	267,419	367,701
	6/13/2006							12,041			329,683
	6/13/2006								7,493	$27.38	56,655

Randall L. Hicks		0	107,123	214,246
					50,214	200,855	276,176
	6/13/2006							6,714			183,829
	6/13/2006								5,674	$27.38	42,902

(1)	Non-equity incentive plan award amounts represent the threshold, target and maximum payments under our annual cash bonus plan for fiscal 2007. The actual cash bonuses earned are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and were paid in June 2007. The Compensation Committee established the target awards in July 2006, and each named executive could receive between 0% and 200% of his target cash bonus based on the achievement of pre-established objective performance goals for the fiscal year. The performance goals and bonus multiples used to determine the payout are described above under “Compensation Discussion and Analysis.”

(2)	Awards under our stock-based performance incentive plan are denominated in dollars, rather than shares. As a result, we have shown the threshold, target and maximum amounts in “dollars” rather than the “number of shares.” At the time of payout, the value of the actual award will be translated into stock-based awards whereby the amount shown in the “Threshold” column will be translated into a grant of stock options and the remainder of the actual award will be translated into either a stock grant or a restricted stock grant. (Named executives who are eligible to retire will receive stock, while those who are not will receive restricted stock.) The Compensation Committee established the target awards under our performance incentive plan in July 2006, and the actual amount received by each named executive in June 2007 was based on the achievement of pre-established objective performance criteria for fiscal 2007. Restricted stock and stock options will vest 1/3 per year over the next three years, while stock awards will vest immediately. The expense associated with all of these equity-based awards will be calculated and recorded in accordance with SFAS No. 123(R), none of which is included in the fiscal 2007 “Summary Compensation Table.” Our performance incentive plan and the awards made under this program for fiscal 2007 performance are discussed in the “Compensation Discussion and Analysis” above.

(3)	Mr. Davis’ awards include a stock grant of 10,957 shares and a restricted stock grant of 25,771 shares, both issued pursuant to his employment agreement. The restricted shares vest 1/3 per year over three years, and will be fully vested on June 13, 2009. The remaining awards shown in this column are restricted stock awards granted on June 13, 2006, to each of the respective named executives under our performance incentive plan based on fiscal 2006 performance. Each of the awards vests 1/3 per year over three years, and will be fully vested on June 13, 2009. The fiscal 2007 expense amounts associated with all of the awards reflected in this column are included in the “Stock Awards” column of the “Summary Compensation Table” for each of the named executives: $535,206; $142,769; $527,120; $109,894 and $61,276 for Messrs. Davis, Radkoski, Williams, Bendel and Hicks, respectively. All awards shown were granted out of and in accordance with our 1998 Plan. All outstanding restricted stock earns quarterly dividends. We have not reported the dividends paid on stock awards elsewhere because the value of the right to receive dividends is factored into the grant date fair value of the awards computed under SFAS No. 123(R) reported in the “Grant Date Fair Value of Stock and Option Awards” column of this table.

(4)	Mr. Davis’ option was issued pursuant to his employment agreement. This option vests 1/3 per year over three years, and will be fully vested on June 13, 2009. The remaining options shown in this column were granted on June 13, 2006, to each of the respective named executives under our performance incentive plan based on fiscal 2006 performance. Each option vests 1/3 per year over three years, and will be fully vested on June 13, 2009. The fiscal 2007 expense amounts associated with all of the awards reflected in this column are included in the “Option Awards” column of the “Summary Compensation Table” for each of the named executives: $39,489; $29,236; $90,461; $20,009 and $15,259 for Messrs. Davis, Radkoski, Williams, Bendel and Hicks, respectively. All awards shown were granted out of and in accordance with our 1998 Plan.

(5)	Represents the closing price of our stock on NASDAQ on the date of grant.

(6)	This column shows the full grant date fair value under SFAS No. 123(R) of the stock awards and options granted to the named executives in fiscal 2007. Generally, the full grant date fair value is the amount that we would expense in our financial statements over each award’s vesting schedule. We fully expensed the fair value of Mr. Williams’ awards when they were granted because he is eligible to retire. The fair value of restricted stock awards is calculated using the closing price of our stock on the grant date ($27.38 in each case). The fair value of options is calculated using the Black-Scholes value on the grant date ($7.5611 in each case). The fair values shown for stock awards and options are accounted for in accordance with SFAS No. 123(R). For additional information on the valuation assumptions, refer to note D of our financial statements in our Form 10-K for the year ended April 27, 2007, as filed with the SEC. The amounts shown in this column reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executives.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the options and stock awards held by the named executives at the end of fiscal 2007. Each grant is shown separately for each named executive. The vesting schedule for each grant is shown following this table based on the option or stock award grant date. The market value of the stock awards is based on the closing price of our stock on NASDAQ on April 27, 2007, which was $37.12. For additional information about the options and stock awards, see the description of stock-based incentive compensation in the “Compensation Discussion and Analysis” above.

	Option Awards								Stock Awards
															Equity
													Equity		Incentive
													Incentive		Plan
					Equity								Plan		Awards:
					Incentive								Awards:		Market
					Plan Awards:							Market	Number of		Value of
		Number of	Number of		Number of					Number of		Value of	Unearned		Unearned
		Securities	Securities		Securities					Shares or		Shares or	Shares, Units		Shares, Units
		Underlying	Underlying		Underlying					Units of		Units of	or Other		or Other
		Unexercised	Unexercised		Unexercised		Option			Stock That		Stock That	Rights That		Rights That
		Options	Options		Unearned		Exercise	Option		Have Not		Have Not	Have Not		Have Not
	Option Grant	Exercisable	Unexercisable		Options (1)		Price	Expiration		Vested		Vested	Vested(1)		Vested(2)
Name	Date	(#)	(#)		(#)		($)	Date	Grant Date	(#)		($)	(#)		($)

Steven A. Davis	6/13/2006		18,000	(3)			$27.38	6/13/2016	6/13/2006	25,771	(8)	$956,620
	6/11/2007				34,278	(4)	37.62	6/11/2017	6/11/2007				41,367	(9)	$1,535,543

Donald J. Radkoski	8/26/1992		880	(5)			9.69	4/24/2025
	6/11/1993		280	(5)			8.69	4/24/2025
	5/2/1994		2,516	(5)			10.66	4/24/2025
	5/1/1995		2,824	(5)			10.19	4/24/2025
	5/1/2000		1,519	(5)			6.78	4/24/2025
	4/30/2001		1,678	(5)			9.50	4/24/2025
	6/6/2001	28,727					17.46	6/6/2011
	6/6/2002	40,301					31.16	6/6/2012
	6/10/2003	46,912					27.84	6/10/2013
	6/16/2004	33,940	16,970	(6)			26.68	6/16/2014
	6/14/2005	4,037	8,072	(7)			23.22	6/14/2015
	6/13/2006		10,084	(3)			27.38	6/13/2016	6/13/2006	15,643	(8)	580,668
	6/11/2007				7,389	(4)	37.62	6/11/2017	6/11/2007				8,917	(9)	330,999

Roger D. Williams	6/6/2002	47,636					31.16	6/6/2012
	6/10/2003	55,449					27.84	6/10/2013
	6/16/2004	40,117	20,058	(6)			26.68	6/16/2014
	6/14/2005	4,771	9,541	(7)			23.22	6/14/2015
	6/13/2006		11,964	(3)			27.38	6/13/2016
	6/11/2007				9,710	(4)	37.62	6/11/2017	6/11/2007				12,350	(9)	458,432

Russell W. Bendel	6/14/2005	3,282	6,564	(7)			23.22	6/14/2015	6/14/2005	6,498	(10)	241,206
	6/13/2006		7,493	(3)			27.38	6/13/2016	6/13/2006	12,041	(8)	446,962
	6/11/2007				5,457	(4)	37.62	6/11/2017	6/11/2007				4,799	(9)	178,139

Randall L. Hicks	5/2/1994		790	(5)			10.66	1/27/2030
	5/1/1995		499	(5)			10.19	1/27/2030
	5/1/2000		464	(5)			6.78	1/27/2030
	6/16/2004		3,248	(6)			26.68	6/16/2014
	6/14/2005		5,742	(7)			23.22	6/14/2015
	6/13/2006		5,674	(3)			27.38	6/13/2016	6/13/2006	6,714	(8)	249,224
	6/11/2007				4,098	(4)	37.62	6/11/2017	6/11/2007				4,873	(9)	180,886

(1)	The amounts shown in these columns represent the actual option and stock grants awarded to each named executive on June 11, 2007, under our performance incentive plan with respect to fiscal 2007 performance. They are considered “unearned” as they were not awarded until after the end of the fiscal year (April 27, 2007). See the “Estimated Possible Payouts Under Equity Incentive Plan Awards” columns in the “Grants of Plan-Based Awards in 2007” table for the range of amounts that were possible for these awards.

(2)	The market values indicated in this column are based on the closing market price of BOBE stock as of April 27, 2007 ($37.12), not the value of the award on the date of grant (June 11, 2007).

(3)	Options vest 1/3 on June 13, 2007, 1/3 on June 13, 2008 and 1/3 on June 13, 2009.

(4)	Options vest 1/3 on June 11, 2008, 1/3 on June 11, 2009 and 1/3 on June 11, 2010.

(5)	Options vest when the named executive becomes retirement-eligible (age 55 with 10 years of service) — April 24, 2010 for Mr. Radkoski and January 27, 2015 for Mr. Hicks.

(6)	Options vest on June 16, 2007.

(7)	Options vest 1/2 on June 14, 2007 and 1/2 on June 14, 2008.

(8)	Shares vest 1/3 on June 13, 2007, 1/3 on June 13, 2008 and 1/3 on June 13, 2009.

(9)	Shares vest 1/3 on June 11, 2008, 1/3 on June 11, 2009 and 1/3 on June 11, 2010.

(10)	Shares vest 1/2 on June 14, 2007 and 1/2 on June 14, 2008.

Option Exercises and Stock Vested

The following table provides information for the named executives on (1) option exercises during fiscal 2007, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired through stock grants and/or upon the vesting of restricted stock awards and the value realized. The values shown below are before payment of any applicable withholding tax and/or broker commissions.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired		Value Realized
	on Exercise	on Exercise	on Vesting		on Vesting
Name	(#)	($)	(#)		($)

Steven A. Davis	0	$0	10,957	(1)	$300,003	(1)
Donald J. Radkoski	67,345	992,283	0		0
Roger D. Williams	40,255	559,385	0		0
Russell W. Bendel	0	0	3,250		90,350	(2)
Randall L. Hicks	26,130	211,525	0		0

(1)	Pursuant to his employment agreement, Mr. Davis received a stock grant of 10,957 shares with no vesting requirements on June 13, 2006. The value realized was calculated using the closing stock price on the grant date.

(2)	Restricted stock award “value realized” was calculated using the closing stock price on the date the restricted stock award vested.

Nonqualified Deferred Compensation

We maintain two plans that provide for the deferral of compensation on a basis that is not tax-qualified — the Bob Evans Farms, Inc. and Affiliates Second Amended and Restated Executive Deferral Plan and the Bob Evans Farms, Inc. 2002 Second Amended and Restated Supplemental Executive Retirement Plan or “SERP.”

Executive Deferral Plan.  The executive deferral plan is a nonqualified deferred compensation plan intended to supplement our 401(k) plan. Currently, 151 employees are eligible to participate in the deferral plan, including our executive officers.

Our deferral plan is intended to promote personal savings. The primary benefit to participants in this plan is that most taxes are deferred until the money is distributed from the plan, so savings accumulate on a pre-tax basis. We believe our deferral plan benefits our stockholders by promoting employee retention. We also believe we need to offer this type of plan to compete effectively for executive talent because many other companies offer this type of plan.

Our deferral plan allows certain management and highly compensated employees to defer a portion of their base salaries and their cash bonuses into the plan before most taxes are withheld. Specifically, each participant may contribute (1) a portion of his or her annual cash compensation (which can consist of up to 25% of his or her annual base salary and up to 100% of his or her cash bonus) less (2) the total amount of compensation that the participant could elect to defer into the 401(k) plan.

Participants “invest” the amounts they contribute among three groups of investment funds. Contributions are not actually invested in these funds. Instead, we hold the contributions and credit or debit the value of each participant’s plan account based on the performance of the investment funds he or she selects. Participants can change their investment selections up to four times a year. They do not receive preferential earnings on their contributions.

We match participant contributions to the deferral plan $.50 on the dollar for the first 6% of compensation contributed, less matching contributions to the 401(k) plan. Participant contributions to the deferral plan vest immediately, while our matching contributions vest in increments based on years of service on the same schedule as the 401(k) plan.

We have the authority to make discretionary company contributions to participants’ deferral plan accounts. We have used this authority to make a one-time contribution for each officer in an amount intended to cover some of the cost of post-retirement health insurance premiums. We did this because we decided to stop paying our portion of health insurance premiums after retirement (due to escalating costs), and we wanted to partially offset the loss of this benefit. In February 2007, the Compensation Committee eliminated this practice, and officers elected after this date will not receive this one-time contribution.

Participants elect to allocate their contributions among the following three distribution accounts.

•	Education Distribution Account — Under this account, participants can elect to receive the vested amount in a lump-sum in the year they specify or in annual installments for up to five years beginning in the year they specify.

•	In-Service Distribution Account — Under this account, participants receive the vested amount in a lump-sum in the year they specify.

•	Retirement Distribution Account — Under this account, participants can elect to receive the vested amount in a lump-sum in the year they specify or periodically over the period they specify (which may not be greater than 10 years). Our matching contributions and discretionary contributions are credited to this account.

Generally, participants will receive the vested amount held in any of the three distribution accounts on the earliest to occur of the year they select (as described above), termination of their employment before age 55, death or disability. Also, participants will receive a lump sum distribution if they die, become disabled or terminate their employment before age 55. Participants can also receive distributions of vested amounts if they suffer a financial hardship.

Participants’ rights to receive their deferral plan account balances from us are not secured or guaranteed. However, we account for the participants’ plan balances on our books. To offset this liability, we invest in company-owned life insurance policies within a rabbi trust.

The executive deferral plan is subject to requirements affecting deferred compensation under Section 409A of the Internal Revenue Code. The final regulations under Section 409A were issued recently, and we are in the process of assessing what amendments may be required to make the executive deferral plan comply with Section 409A. We intend to administer the executive deferral in compliance with Section 409A, and will amend it to comply with the final regulations issued under Section 409A on or before December 31, 2007.

Supplemental Executive Retirement Plan.  We maintain a SERP for certain management and highly compensated employees, including our executive officers. The SERP is a nonqualified defined contribution plan designed to supplement the retirement benefits of its participants. We make all contributions to the SERP (i.e., there are no participant contributions). We believe the SERP is a powerful employee retention tool because, in general, participants will forfeit a significant element of their compensation that they have accrued over their careers with Bob Evans if their employment with us ends prior to their retirement.

The SERP is designed to pay a participant who retires at age 62 after at least 20 years of service with an annual target benefit equal to 55% of his or her “final average earnings” when combined with our contributions to the participant’s 401(k) plan account and 50% of the participant’s Social Security benefit. “Final average earnings” generally means the participant’s average compensation over the 5-year period during the last 10 years of employment (before age 62) during which the participant’s compensation was highest.

The SERP benefit is earned over the course of the participant’s career. For example, if a participant is expected to have 35 years of service at age 62, then the participant will earn 1.57% of the target benefit per year of service (55% divided by 35 years). Each year, an actuary calculates each participant’s earned target benefit. If the earned target benefit has increased from the prior year, then the actuary calculates the amount we need to contribute to the participant’s SERP account to pay for the increase. The actuary uses a set of assumptions when calculating the amount of our annual contribution. For example, the actuary assumes that each participant will receive an annual salary increase of 4% and that contributions to the SERP will earn 10% annually. If these assumptions are not accurate (for example, the contributions earn less than 10%), we do not make-up the difference.

The amounts we contribute to each participant’s SERP account are “invested” in a single group of investment funds. Contributions are not actually invested in these funds. Instead, we hold the contributions and credit or debit the value of each participant’s SERP account based on the performance of the investment funds. Participants do not receive preferential earnings on our contributions.

Generally, a participant will receive a distribution of his or her SERP account upon:

•	early retirement (age 55 and at least 10 years of service or the participant’s age plus years of service equals 70 or more and the participant has at least 10 years of service);

•	normal retirement (age 62);

•	death; or

•	disability.

A participant will also be entitled to a distribution if there is a change in control and, within the following 36 months, the SERP is terminated and not replaced with a similar program providing comparable benefits or an event occurs that triggers a change in control payment under the participant’s change in control agreement.

If a participant’s employment with us ends for any reason other than retirement, death, disability or a change in control (as described above), then the participant will forfeit his or her SERP account.

Generally, a participant will receive his or her SERP distribution in 10 annual installments beginning shortly after termination of employment. However, a participant may elect to receive his or her SERP distribution in 10 annual installments beginning on the last day of the fiscal year in which the participant reaches age 65 or a lump sum shortly after the valuation date that coincides with or immediately follows the termination of employment.

Participants’ rights to receive their SERP balances from us are not secured or guaranteed. However, we account for participants’ plan balances on our books. To offset this liability, we invest in company-owned life insurance policies within a rabbi trust.

The SERP is subject to requirements affecting deferred compensation under Section 409A of the Internal Revenue Code. The final regulations under Section 409A were issued recently, and we are in the process of assessing what amendments may be required to make the SERP comply with Section 409A. We intend to administer the SERP in compliance with Section 409A, and will amend it to comply with the final regulations issued under Section 409A on or before December 31, 2007.

In the past, we allowed participants to elect to receive nonqualified stock options instead of their annual cash contribution under the SERP. These options were granted under our 1992 Nonqualified Stock Option Plan and the exercise prices were equal to 50% of the closing price of our stock on the grant date. We plan to amend the outstanding options granted under our 1992 Plan to comply with Section 409A of the Internal Revenue Code. Also, we stopped granting options under the 1992 Plan in April 2002, and the 1992 Plan was terminated last year (as to future awards).

The following table sets forth contributions (by the named executives and us), earnings, distributions and the total dollar balance for each named executive for fiscal 2007 under the executive deferral plan and the SERP.

						Aggregate
		Executive	Registrant	Aggregate	Aggregate	Balance
		Contributions in	Contributions in	Earnings	Withdrawals/	at Last
		Last FY (1)	Last FY (2)	in Last FY (3)	Distributions (4)	FYE
Name	Type of Plan	($)	($)	($)	($)	($)

Steven A. Davis	Deferral Plan	$59,160	$46,730	$2,745	$0	$108,635
	SERP	0	0	0	0	0

Donald J. Radkoski	Deferral Plan	102,498	11,214	93,279	0	940,055
	SERP	0	0	48,723	0	466,695

Roger D. Williams	Deferral Plan	67,091	14,632	17,480	70,210	162,132
	SERP	0	189,448	89,440	0	823,879

Russell W. Bendel	Deferral Plan	24,634	11,322	4,874	0	54,292
	SERP	0	153,721	38,130	0	338,604

Randall L. Hicks	Deferral Plan	30,347	6,416	25,918	0	236,474
	SERP	0	59,606	27,204	0	250,248

(1)	This column includes cash contributions to the executive deferral plan in the amounts of $59,160; $77,769; $36,925; $7,467 and $12,484 made by Messrs. Davis, Radkoski, Williams, Bendel and Hicks, respectively. These amounts are also included in the “Salary” column totals reported in the fiscal 2007 “Summary Compensation Table.” The remainder of each contribution amount shown in this column was deferred from the annual cash bonus awarded to each of the named executives in June 2006 for fiscal 2006 performance, and therefore is not reflected in the fiscal 2007 “Summary Compensation Table.”

(2)	Our contribution to Mr. Davis’ executive deferral plan account represents a one-time payment intended to help offset his health care costs in retirement, as explained in the narrative preceding this table. This contribution and any earnings on it will be forfeited if Mr. Davis’ employment with us ends before May 1, 2016. The executive deferral plan contributions reported in this column for all other named executives represent our matching contributions for each executive to “make-up” for the limitations imposed by the IRS on our matching contributions to the 401(k) plan. Each of the SERP contributions included in this column represents the amount granted to the named executive by the Compensation Committee in June 2006 in accordance with the plan described in the narrative preceding this table. All contributions reflected in this column for both plans are also included in the “All Other Compensation” column totals reported in the “Summary Compensation Table.”

(3)	Represents the market-based earnings credited to each executive’s accounts in accordance with the plans described in the narrative preceding this table.

(4)	Participants in the SERP may elect to receive distributions in a lump sum or in up to 10 annual installments upon retirement (as described in the narrative preceding this table), but may not make withdrawals during their employment, except in the event of hardship. Distributions are made under our executive deferral plan only in accordance with the requirements of Section 409A of the Internal Revenue Code and the plan, which is more fully explained in the narrative preceding this table.

Change in Control Arrangements

We have entered into change in control agreements with each of our officers, including our named executives. These agreements provide the officers with severance benefits if their employment is terminated under certain circumstances related to a “change in control” (as defined in the agreements).

Termination by Us Without Cause.  Each agreement provides that we may terminate the officer without cause, although we must pay the officer’s compensation and benefits through the date of termination. If the termination falls within the period beginning six months before and ending 36 months after a change in control, we must also pay the officer an amount referred to as the “severance payment,” which is equal to the sum of:

•	the value of the officer’s unused vacation and compensation days;

•	2.99 times the officer’s average annual taxable compensation for the five fiscal years ending before the change in control;

•	a prorated portion of the officer’s average cash bonus for the three fiscal years ending before the date his or her employment is terminated; and

•	any other change in control benefit the officer is entitled to receive under any other plan, program or agreement with us or any of our subsidiaries.

We will also continue health and life insurance and other employee welfare benefit plans for the officer and his or her family for a period of 36 months following the termination of employment.

Termination by the Executive Officer for Good Reason.  Each agreement provides that the officer may terminate his or her employment for “good reason.” The officer will have “good reason” to terminate his or her employment if, among other things, we do any of the following without his or her consent at any time after a change in control:

•	breach the agreement;

•	reduce the officer’s title, duties, responsibilities or status;

•	assign duties to the officer that are inconsistent with the officer’s position;

•	reduce the officer’s total cash compensation by 10% or more;

•	require the officer to relocate to an office more than 50 miles away from his or her current office; or

•	fail to continue or adversely modify any material fringe benefit, compensation, retirement or insurance plan in which the officer participated before the change in control.

If the officer’s termination date falls within the period beginning six months before and ending 36 months after the change in control and the officer has “good reason” for terminating his or her employment, we must:

•	pay the officer’s compensation and benefits through the date of termination;

•	pay the officer the severance payment; and

•	continue health and life insurance and other employee welfare benefit plans for the officer and his or her family for a period of 36 months following the employment termination date.

Disability.  If the officer becomes disabled (as defined in the agreement), the officer’s employment may be terminated by us or the officer. If the termination date falls within the 36-month period following a change in control, the agreement will terminate effective as of that date and the officer will receive a lump sum payment equal to the severance payment less:

•	one-half of the Social Security disability benefit payable;

•	the amount by which the officer’s company-funded benefit under any retirement or deferred compensation plan is enhanced because of the disability; and

•	the value of any company-funded disability income or other benefits the officer is entitled to receive under any disability plan or program.

We will continue to pay the officer’s compensation and benefits through the employment termination date and will continue health and life insurance and other employee welfare benefit plans for the officer and his or her family for a period of 36 months following the employment termination date.

Death, Termination for Cause and Retirement.  Each agreement provides that it will terminate and no amounts will be paid to the officer if:

•	the officer dies;

•	we terminate the officer’s employment “for cause” (which is defined to include the officer’s breach of the agreement, willful refusal to perform assigned duties and gross misconduct); or

•	the officer retires after attaining the normal or mandatory retirement age specified in our retirement policy or any individual retirement agreement between us and the officer.

Effect of Section 280G of the Internal Revenue Code.  If any portion of the payments and benefits provided for in an agreement would be considered “excess parachute payments” under Section 280G(b)(1) of the Internal Revenue Code and subject to excise tax, we will either make tax reimbursement payments to the officer or reduce the officer’s payments to an amount which is $1 less than the amount that would be an excess parachute payment. We will select the alternative that provides the officer with a greater after-tax amount.

Term and Termination.  Each agreement has a one-year term that is automatically extended for one-year periods unless the agreement is otherwise terminated. An agreement may be terminated if, among other things, we notify the officer (no later than the February 28 preceding the end of the term) that we do not want to continue the agreement, provided that we cannot give this notice during the 36-month period following a change in control or at any time after we learn that activities have begun which would result in a change in control if completed.

Employment Agreement

We entered into an employment agreement with Mr. Davis, effective May 1, 2006. The initial term of the employment agreement ends on April 30, 2009, but it will automatically renew for successive one-year terms unless either party provides written notice of nonrenewal at least 60 days prior to the expiration of any term.

The employment agreement provides that Mr. Davis will:

•	receive a base salary of $650,000 per year, which may be increased, but not decreased, in the sole discretion of the Compensation Committee;

•	be eligible to receive a performance-based annual cash bonus as determined by the Compensation Committee (70% of his base salary for fiscal 2007);

•	be eligible to participate in our performance incentive plan (for fiscal 2007, Mr. Davis’ target incentive compensation under the performance incentive plan was 250% of his base salary);

•	be eligible to participate in our health, disability, group term life insurance, pension, retirement, profit sharing and bonus plans, and any other perquisites and fringe benefits that may be extended from time to time to our next most senior executive officer;

•	be eligible to participate in the SERP and the executive deferral plan;

•	be eligible to receive equity-based compensation awards that may be extended from time to time;

•	receive a minimum of four weeks paid vacation annually; and

•	be provided with the use of a company car or a monthly car allowance determined by the Compensation Committee.

Per the terms of the employment agreement, on June 13, 2006, Mr. Davis was granted:

•	an incentive stock option to purchase 10,956 shares of our common stock and a nonqualified stock option to purchase 7,044 shares of our common stock, each with an exercise price of $27.38 per share and vesting in three equal installments beginning June 13, 2007;

•	10,957 shares of our common stock; and

•	25,771 shares of restricted stock, which vest in three equal annual installments beginning June 13, 2007.

The employment agreement provides that Mr. Davis must maintain the confidentiality of our confidential information. Further, during his employment, Mr. Davis will not, without the prior written consent of the Board, directly or indirectly, engage in or render any services to any business in North America engaged in the family or casual dining restaurant industry or in any other segment of the restaurant industry in which we or any of our subsidiaries may become involved prior to the termination of his employment. During Mr. Davis’ employment and for two years thereafter, he will not (for himself or for any third party) employ or hire any of our employees or solicit, induce, recruit or cause any of our employees to terminate his or her employment.

If Mr. Davis suffers a “disability” (as defined in the employment agreement), we may terminate his employment upon 30 days prior written notice. During any period that Mr. Davis fails to perform his duties as a result of a disability, he will continue to receive his base salary until his employment is terminated, less any amounts payable to Mr. Davis under our disability insurance. Additionally, we may terminate Mr. Davis’ employment at any time for “cause” (as defined in the employment agreement), and Mr. Davis may terminate the employment agreement for any reason upon at least 60 days’ prior notice. If we terminate Mr. Davis’ employment as a result of a disability or for cause, if Mr. Davis voluntarily terminates his employment, or if he dies during the term of the employment agreement, he (or his beneficiary) will be entitled to:

•	the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days;

•	payment for any unreimbursed business expenses he incurred prior to the termination of his employment; and

•	any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.

We may terminate Mr. Davis’ employment for any reason upon 14 days prior written notice. Also, Mr. Davis may terminate his employment at any time for “good reason” (as defined in the employment agreement). If we terminate Mr. Davis’ employment for any reason other than death, disability or cause, or if he terminates his employment for good reason, then he will be entitled to:

•	the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days;

•	payment for any unreimbursed business expenses he incurred prior to the termination of his employment;

•	any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions;

•	any prior year earned, but unpaid, bonus;

•	continuation of his base salary for 24 months;

•	a prorated bonus for the then current fiscal year; and

•	payment of premiums under our group health and medical policies for up to 24 months for coverage substantially similar to that provided to Mr. Davis and his dependents on the date his employment is terminated.

If Mr. Davis terminates his employment, either with or without good reason, or if we terminate his employment with or without cause (other than termination due to his disability), the noncompetition provisions of the agreement will continue for 24 months following the termination of Mr. Davis’ employment.

If either party provides the other with notice of nonrenewal at least 60 days prior to the expiration of any term of the employment agreement, then Mr. Davis’ employment will terminate at the end of such term, and he will be entitled to:

•	the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days;

•	payment for any unreimbursed business expenses he incurred prior to the termination of his employment; and

•	any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.

If Mr. Davis gives notice of nonrenewal, the noncompetition provisions of the employment agreement will continue for 24 months following the termination of Mr. Davis’ employment. In the event that we provide the notice of nonrenewal, Mr. Davis may elect to continue the noncompetition provisions and be entitled to receive his base salary for each month during which he elects to continue such provisions (up to a maximum of 24 months).

Upon termination of Mr. Davis’ employment for any reason:

•	Mr. Davis’ participation in all of our compensation and benefit plans will cease upon the effective termination date and all unvested bonuses, equity awards and other like items will immediately lapse, except as otherwise provided in the applicable plans or the employment agreement; and

•	all amounts Mr. Davis owes to us, if any, will become immediately due and payable, and we will have the right to offset such amounts against any amounts we owe to Mr. Davis.

Potential Payouts upon Termination or Change-in-Control

The following table sets forth the amounts that our named executives would have received had their employment terminated as of the end of fiscal 2007 in each of the specified circumstances.

	Cash		Retirement	Health &	Tax
	Severance	Equity*	Benefits*	Welfare	Gross-UP	Total
Steven A. Davis
Death		$1,131,940	$134,078			$1,266,018
Disability		1,131,940	134,078			1,266,018
For Cause						0
Voluntary/Retirement						0
Without Cause	$1,420,000			$18,828		1,438,828
Change-in-Control	4,022,675		1,432,200	28,242	$964,405	6,447,522
Roger D. Williams
Death		1,169,436				1,169,436
Disability		1,169,436				1,169,436
For Cause			(1,169,307)			(1,169,307)
Voluntary/Retirement		1,169,436				1,169,436
Without Cause						0
Change-in-Control	3,059,926		148,568	28,242		3,236,736
Donald J. Radkoski
Death		968,254				968,254
Disability		968,254				968,254
For Cause			(540,521)			(540,521)
Voluntary/Retirement		968,254				968,254
Without Cause						0
Change-in-Control	2,010,875		106,908	6,769		2,124,552
Randall L. Hicks
Death		418,211				418,211
Disability		418,211				418,211
For Cause			(292,175)			(292,175)
Voluntary/Retirement		418,211				418,211
Without Cause						0
Change-in-Control	829,239		387,398	28,242	169,253	1,414,132
Michael J. Townsley
Death		273,280	127,901			401,181
Disability		273,280	127,901			401,181
For Cause						0
Voluntary/Retirement						0
Without Cause						0
Change-in-Control	801,496		51,527	28,242	154,946	1,036,211
Russell W. Bendel
Death		852,414	344,693			1,197,107
Disability		852,414	344,693			1,197,107
For Cause						0
Voluntary/Retirement						0
Without Cause						0
Change-in-Control	1,779,882		1,657,766	31,528		3,469,176

*	Values shown represent incremental benefits payable to the recipient upon termination; does not include already vested amounts.

TRANSACTIONS WITH RELATED PERSONS

Our Board has adopted a Related Person Transaction Policy that is administered by the Nominating and Corporate Governance Committee. The Policy applies to any transaction or series of transactions in which we participate, the amount involved exceeds $100,000, and a “related person” has a direct or indirect material interest. According to SEC rules, a “related person” is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. Related person transactions do not include: (1) interests arising solely from ownership of our stock if all stockholders receive the same benefit; (2) compensation to our executive officers if approved by our Compensation Committee; and (3) compensation to our directors if the compensation is disclosed in our proxy statement.

Under the Policy, all related person transactions will be referred to the Nominating and Corporate Governance Committee for approval, ratification, revision or termination. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. The Nominating and Corporate Governance Committee can approve and ratify only those transactions that it finds to be in our best interests. In making this determination, the Committee will review and consider all relevant information available to it, including:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could be reached with an unrelated third party;

•	the purpose of the transaction and its potential benefits to us; and

•	any other information regarding the transaction or the related person that would be material to investors in light of the circumstances.

During fiscal 2007, the Nominating and Corporate Governance Committee reviewed and ratified the following related person transactions in accordance with the Policy:

•	Mr. Gasser serves as Chairman, Chief Executive Officer and President of Greif, Inc. During fiscal 2007, we purchased a variety of corrugated products from Greif (primarily for use at our food products manufacturing plants) at an aggregate cost of approximately $1.6 million. We purchased the products in the ordinary course of our business. Sales of products to Bob Evans accounted for less than 1% of Greif’s gross profit for its fiscal year ending October 31, 2006. We are in the process of switching to different suppliers for these products and expect this process to be completed during the second quarter of our 2008 fiscal year.

•	In July 2006, we hired Mary L. Garceau as our Vice President, General Counsel and Assistant Secretary. Previously, Ms. Garceau was a partner of Vorys, Sater, Seymour and Pease LLP, a law firm that renders a variety of legal services to us. During the portion of fiscal 2007 that elapsed before Ms. Garceau joined us, we paid the Vorys firm legal fees in excess of $100,000. Ms. Garceau received a portion of these legal fees. We requested the legal services from Vorys in the ordinary course of our business. The fees we paid did not exceed 5% of Vorys’ 2006 gross revenues.

PROPOSAL 2: APPROVAL OF AMENDMENTS TO BYLAWS
TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS

In 1986, our stockholders voted to amend our Bylaws to provide for the election of directors in three classes, with each class being elected for a three-year period. This is called a “classified board.” Last year, our stockholders adopted a proposal requesting that the Board take steps to eliminate the classified board and to elect all directors every year for one-year terms. As a result, the Board and management are submitting to stockholders this proposal to change the method of electing directors so that each director stands for election annually for a one-year term. If the stockholders approve this proposal, Article III, Section 3.01 and Section 3.02 of our Amended and Restated Bylaws will be revised as shown in Appendix A, with strikeouts reflecting language deleted from the current Bylaws, and underlines reflecting language added to the current Bylaws. If approved, all directors standing for election, beginning with this annual meeting of stockholders, will be elected to one-year terms. The proposal will have no effect on the terms of our directors elected in prior years (i.e., our current Class I and Class II directors), whose terms will continue throughout the designated three-year period for which they were elected.

Many people believe that electing all directors each year increases the accountability of the directors to the stockholders and promotes good corporate governance. However, classified boards make it more likely that any attempt to acquire control of a company will take place through orderly negotiations with the board of directors. This is because classified boards make it more difficult for stockholders to change the majority of the directors since only one-third of the directors will stand for election in any given year. As a result, if this proposal is approved, the possibility of a less orderly and negotiated change of control of Bob Evans will increase and any anti-takeover protection afforded by a classified board will be eliminated.

Our Bylaws require the affirmative vote representing at least 80% of the outstanding shares of our common stock in order to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO OUR BYLAWS TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS.

PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been our independent auditor since 1980, and the Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 25, 2008. Before selecting Ernst & Young LLP, the Audit Committee carefully considered, among other things, that firm’s qualifications as our independent registered public accounting firm and the audit scope. Although not required under Delaware law or our governing documents, as a matter of good corporate governance, the Audit Committee has determined to submit its selection to our stockholders for ratification. In the event that this selection of the independent registered public accounting firm is not ratified by a majority of the common stock present at the annual meeting, the Audit Committee will review its selection of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.

Preapproval of Services Performed by the Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to preapprove the audit services and permitted nonaudit services performed by the independent registered public accounting firm in order to ensure that they do not impair our auditors’ independence from us. The SEC rules specify the types of nonaudit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Consistent with the SEC’s rules, the Audit Committee has adopted a policy which requires the Audit Committee preapprove all audit services and permitted nonaudit services provided by the independent registered public accounting firm to us or any of our subsidiaries. The policy contains a list of specific audit services, audit-related services and tax services that have been approved by the Audit Committee up to certain cost levels. This list is reviewed and approved by the Audit Committee at least annually. The preapproval of the services set forth in the list is merely an authorization for management to potentially use the independent registered public accounting firm for such services. The Audit Committee, with input from management, has the responsibility to set the terms of the engagement and negotiate the fees. The Audit Committee must specifically preapprove any proposed services that are not included in the list or that will exceed the cost levels set forth on the list. The Audit Committee may delegate preapproval authority to its chair or another member of the Audit Committee and, if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting. In no event does the Audit Committee delegate to management its responsibility to preapprove services to be performed by the independent registered public accounting firm.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific preapproval by the Audit Committee must be submitted to our Controller and must include a detailed description of the services to be rendered. Our Controller will determine whether such services fall within the list of services that have been preapproved by the Audit Committee. If there is any question as to whether the proposed services have been preapproved, our Controller will contact the Audit Committee’s designee to obtain clarification or, if necessary, specific preapproval of the proposed services. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.

All requests or applications for services to be provided by the independent registered public accounting firm that require specific preapproval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our Controller and must include a joint statement as to whether, in their views, the request or application is consistent with the SEC’s rules on auditor independence.

Fees of the Independent Registered Public Accounting Firm

The following table shows the fees that we paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2007 and 2006. The Audit Committee preapproved all of the services described below.

	2007	2006

Audit Fees	$522,758	$500,500
Audit-Related Fees	15,000	12,600
Tax Fees	27,450	30,675
All Other Fees	0	0

Total	$565,208	$543,775

Audit Fees:  This category includes the audit of our annual financial statements, the audit of management’s annual assessment of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees:  This category consists of assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits, due diligence related to potential mergers and acquisitions and accounting consultations.

Tax Fees:  This category consists of professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice. In fiscal 2007 and 2006, no fees were paid to Ernst & Young LLP for tax planning services; all fees paid were for tax services related to tax return preparation, tax return review and technical tax advice.

All Other Fees:  None

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to oversee Bob Evans’ accounting and financial reporting process, audits of Bob Evans’ consolidated financial statements and Bob Evans’ internal audit function. The Audit Committee is also responsible for appointing, compensating and overseeing Bob Evans’ independent registered public accounting firm.

The Audit Committee is comprised of four independent directors, as defined by applicable NASDAQ and SEC rules, and operates under a written charter adopted by the Board of Directors. The charter is reviewed at least annually by the Audit Committee. The Audit Committee appoints Bob Evans’ independent registered public accounting firm. Ernst & Young LLP served as Bob Evans’ independent registered public accounting firm for fiscal 2007.

Management is responsible for the preparation, presentation and integrity of Bob Evans’ financial statements and for Bob Evans’ accounting and financial reporting processes, including the establishment and maintenance of an adequate system of internal control over financial reporting. Management is also responsible for preparing its report on the establishment, maintenance and assessment of the effectiveness of Bob Evans’ internal control over financial reporting. Bob Evans’ internal audit function is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Bob Evans’ system of internal control over financial reporting. Deloitte and Touche LLP was approved by the Audit Committee to assist Bob Evans with its internal audit function. Ernst & Young LLP is responsible for performing an independent audit of Bob Evans’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on management’s assessment of the effectiveness of Bob Evans’ internal control over financial reporting.

The members of the Audit Committee are not professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee met with management, Bob Evans’ internal auditors and Ernst & Young LLP throughout the year. The Audit Committee has reviewed and discussed the fiscal 2007 audited financial statements with management. The Audit Committee met with Ernst & Young LLP and the internal auditors, with and without management present, to discuss the results of their respective audits, their evaluations of Bob Evans’ system of internal control over financial reporting and the overall quality of Bob Evans’ financial reporting. In addition, the Audit Committee reviewed and discussed with Ernst & Young LLP all matters required by the standards of the Public Company Accounting Oversight Board (United States), including those described in Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T.

The Audit Committee has reviewed and discussed with management its assessment and reported on the effectiveness of Bob Evans’ internal control over financial reporting as of April 27, 2007. The Audit Committee also reviewed and discussed with Ernst & Young LLP its attestation report on management’s assessment of internal control over financial reporting, and its review and report on Bob Evans’ internal control over financial reporting.

The Audit Committee has received from Ernst & Young LLP the written disclosures and a letter describing all relationships between Ernst & Young LLP and Bob Evans and its subsidiaries that might bear on Ernst & Young LLP’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3600T. The Audit Committee has discussed with Ernst & Young LLP any relationships with or services to Bob Evans or its subsidiaries that may impact the objectivity and independence of Ernst & Young LLP and the Audit Committee has satisfied itself as to the independence of Ernst & Young LLP.

Management and Ernst & Young LLP have represented to the Audit Committee that Bob Evans’ audited consolidated financial statements as of and for the fiscal year ended April 27, 2007, were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and Ernst & Young LLP.

Based on the Audit Committee’s discussions with management and Ernst & Young LLP and its review of the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board (and the Board approved) that Bob Evans’ audited consolidated financial statements and management’s report on the establishment, maintenance and assessment of the effectiveness of Bob Evans’ internal control over financial reporting be included in Bob Evans’ fiscal 2007 Annual Report to Stockholders and incorporated by reference in Bob Evans’ Annual Report on Form 10-K for the fiscal year ended April 27, 2007, filed with the SEC.

Submitted by: Audit Committee Members
Michael J. Gasser (Chair), Daniel A. Fronk, E.W. (Bill) Ingram III and G. Robert Lucas II

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2008 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Vice President and General Counsel. We must receive all submissions no later than April 3, 2008. We strongly encourage any stockholder interested in submitting a proposal to contact our Vice President and General Counsel in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Nominating and Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.

Alternatively, under our Bylaws, if a stockholder does not want to submit a proposal for the 2008 annual meeting for inclusion in our proxy statement under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board directly (rather than through our Nominating and Corporate Governance Committee), the stockholder may submit the proposal or nomination to our Corporate Secretary between February 3, 2008 and April 3, 2008. However, if the date of the 2008 annual meeting is changed by more than 30 days from the anniversary of the 2007 annual meeting, our Corporate Secretary must receive the notice no later than the close of business on the later of (1) the 90th day before the annual meeting or (2) the 10th day after the day on which we publicly disclose the date of the 2008 annual meeting.

Stockholders who intend to nominate an individual for election to the Board or to bring any other business before a meeting of stockholders must follow the procedures outlined in Section 2.07 of Article II of our Bylaws. Under these procedures, the stockholder must be a stockholder of record at the time we give notice of the meeting and be entitled to vote at the meeting. The stockholder also must provide a notice including the information specified in our Bylaws concerning the proposal or the nominee, and information regarding the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not comply with these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. Our Bylaws are posted on our Web site at www.bobevans.com in the “Investors” section under “Corporate Governance.” To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary.

REPORTS TO BE PRESENTED AT THE ANNUAL MEETING

Our Annual Report to Stockholders for the fiscal year ended April 27, 2007, which contains financial statements for such fiscal year and the signed report of Ernst & Young LLP, independent registered public accounting firm, with respect to such financial statements, will be presented at the annual meeting. The Annual Report is not to be regarded as proxy soliciting material, and our management does not intend to ask, suggest or solicit any action from the stockholders with respect to the Annual Report.

OTHER MATTERS

As of the date of this proxy statement, the only business management intends to present at the annual meeting consists of the matters set forth in this proxy statement. If any other matters properly come before the annual meeting, then individuals appointed by the Board will vote on those matters in their discretion in accordance with their best judgment. All valid proxies received will be voted unless they are properly revoked.

You are requested to vote by visiting the www.proxyvote.com Web site as indicated on the proxy card, calling (800) 690-6903, or by signing, completing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope. Your vote is very important.

By Order of the Board of Directors,

Steven A. Davis
Chairman and Chief Executive Officer

APPENDIX A

New or amended language is indicated by underlining
Deleted language is indicated by strike-outs

PROPOSAL TO AMEND BYLAWS TO
PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS

Section 3.01. Number of Directors.  The number of directors of the corporation shall be not less than nine (9) nor more than fifteen (15). Initially there shall be nine (9) directors and thereafter the number of directors shall be as provided from time to time in the by-laws, provided that no amendment to the by-laws decreasing the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken by the directors (whether through amendment of the by-laws or otherwise) to increase the number of directors as provided in the by-laws from time to time unless at least eighty percent (80%) of the directors then in office shall concur in said action. Directors need not be stockholders.

     ~~Commencing with the election of directors at the 1986 annual meeting of stockholders, the board of directors shall be divided into three classes, designated class I, class II and class III, as nearly equal in number as possible, and the term of office of directors in one class shall expire at each annual meeting of stockholders, and in all cases as to each director until a successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of class I shall expire at the annual meeting of stockholders in 1987, that of class II shall expire at the annual meeting of stockholders in 1988, and that of class III shall expire at the annual meeting of stockholders in 1989, and in all cases as to each director until a successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.~~
Without limiting the term of any director previously elected, directors elected to the board of directors at or after the annual meeting of stockholders to be held in 2007 shall hold office until the first annual meeting of stockholders following their election and until his or her successor shall have been duly elected and qualified or until the director’s earlier death, resignation or removal.

Section 3.02. Vacancies.  Vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, or by a sole remaining director, and the directors so chosen shall hold office until the next election of ~~the class for which such~~ directors ~~shall have been chosen~~and until their successors are duly elected and shall qualify, ~~unless sooner displaced~~
or until such director’s earlier resignation, removal or death
 . If there are no directors in office, then an election of directors may be held in the manner provided by statute.

A-1

FARMS® 3776 SOUTH HIGH STREET COLUMBUS, OH 43207 BROADRIDGE FINANCIAL SOLUTIONS, INC. ATTENTION: TEST PRINT 51. MERCEDES WAY EDGEWOOD, NY 11717 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Bob Evans Farms, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY INTERNET - www.proxvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time September 9, 2007. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE — (800) 690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time September 9, 2007. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Indicate your vote, sign your name as it appears on this card, fill in the date and return it in the postage-paid envelope we have provided or return it to Bob Evans Farms, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies must be received by 11:59 p.m. Eastern Daylight Time September 9, 2007. 0000 0000 0000 NAME BOB EVANS FARMS, INC. BOB EVANS FARMS, INC. BOB EVANS FARMS, INC. BOB EVANS FARMS, INC, BOB EVANS FARMS, INC. BOB EVANS FARMS, INC. BOB EVANS FARMS, INC. BOB EVANS FARMS, INC. PAGE 2 OF TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: BOBEV1 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 2 _KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY 02 For Against Abstain BOB EVANS FARMS, INC. Proxy for annual meeting of stockholders to be held on September 10, 2007. This proxy is solicited on behalf of the board of directors. Your board recommends you vote “FOR” all nominees. Directors 1. Election of three Class III directors. 1a. Michael J. Gasser 1b. E.W. (Bill) Ingram III 0000000000 188376692446 Your board recommends you vote “FOR” the approval of amendments to the company’s Bylaws to provide for the annual election of all directors. For Against Abstain Proposal 2. Approval of amendments to the company’s Bylaws to provide for the annual election of all directors. Your board recommends you vote “FOR” the ratification of the selection of the independent registered public accounting firm. 0 1c. Bryan G. Stockton The undersigned stockholder(s) authorizes the proxies to vote upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the annual meeting or any adjournment(s) thereof in their discretion. The undersigned hereby acknowledges receipt of the notice of the annual meeting of stockholders, dated August 1, 2007; the enclosed proxy statement; and the annual report of the company for the fiscal year ended April 27, 2007. Yes No Please indicate if you plan to attend this meeting, Proposal Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2008 fiscal year. INC. BROADRIDGE FINANCIAL SOLUTIONS, ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NV 11717 For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date P49736 Signature (Joint Owners) Date 123,456,789,012 096761101 56

August 1, 2007 Dear Fellow Stockholders: You are invited to join us at our annual meeting of stockholders where we will discuss our fiscal 2007 financial results and our plans going forward. The annual meeting of stockholders will be Monday, September 10, 2007, at 10:00 a.m. at the Southern Theatre in Columbus, Ohio. Beginning at 9:00 a.m., officers and directors will be available to discuss our company’s progress, as well as share in refreshments. Whether or not you plan to join us at the meeting, please take the time to vote your proxy. Your vote is important. There are instructions on the reverse side of this card for voting by Internet, phone or mail. If you choose to vote by Internet, I encourage you to sign up for electronic delivery of proxy materials and annual report which will expedite delivery, reduce paper usage and decrease mailing costs next year. I look forward to seeing you on September 10. Sincerely, Steven A. Davis Chairman and Chief Executive Officer The stockholder(s) of Bob Evans Farms, Inc. (the “company”), identified on this card, appoints Steven A. Davis and Donald J. Radkoski as the proxies of such stockholder(s), with full power of substitution, to attend the annual meeting of stockholders of the company to be held at the Southern Theatre, 21 East Main Street, Columbus, Ohio 43215, on Monday, September 10, 2007, at 10:00 a.m., Eastern Daylight Time, and to vote all of the shares of common stock which such stockholder(s) is entitled to vote at the annual meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BOB EVANS FARMS, INC. You may vote using any of the above-mentioned methods. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a signer is a corporation, please sign the full corporate name by authorized officer. Joint owners should both sign. Votes will be counted as follows: Where a choice is indicated, the shares represented by this proxy, when properly executed, will be voted as specified. If no choice is indicated on the reverse side of this card, the shares represented by this proxy will be voted (i) for the election of the nominees listed as directors of the company, (ii) for the approval of amendments to the company’s Bylaws to provide that all directors will be elected annually, and (iii) for the ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal 2008. If prior proxies have been submitted for the same shares represented by this card, this proxy will replace earlier proxies. If shares of common stock of the company are allocated to the account of the stockholder identified on this card under the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan (the “401(k) Plan”), then such stockholder hereby directs Mellon Bank, N.A., the trustee of the 401(k) Plan (the “trustee”), to vote (i) all of the shares of common stock of the company allocated to such stockholder’s account under the 401(k) Plan in accordance with the instructions given herein at the annual meeting and any adjournment(s), on the matters set forth on the reverse side. Your instructions to the trustee are strictly confidential. If no instructions are given, the shares allocated to such stockholder’s account in the 401(k) Plan will not be voted.